       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 1999
                                                   REGISTRATION NO. 333-84145


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------


                               GLOBAL MEDIA CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          NEVADA                                4541                        91-1842480
(State or Other Jurisdiction of           (Primary Standard              (I.R.S. Employer
Incorporation or Organization)        Industrial Classification      Identification Number)
                                            Code Number)

                                400 ROBSON STREET
                           VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6B 2B4
               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)

                                  ROBERT FULLER
                             CHIEF EXECUTIVE OFFICER
                               GLOBAL MEDIA CORP.
                                400 ROBSON STREET
                           VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6B 2B4
                                 (604) 688-9994
            (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Co-Agents for Service)

                                 ---------------

                                    COPY TO:
                              Eric A. DeJong, Esq.
                           Eugenie D. Mansfield, Esq.
                            Davis Wright Tremaine LLP
                               2600 Century Square
                               1501 Fourth Avenue
                             Seattle, WA 98101-1688
                                 (206) 622-3150

                                 ---------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

                                 ---------------

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

         THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                     SUBJECT TO COMPLETION, AUGUST 20, 1999


PROSPECTUS

                                 7,443,153 SHARES

                                [GLOBAL MEDIA LOGO]

                                   COMMON STOCK

                                 ---------------

GLOBAL MEDIA CORP.                We have prepared this prospectus to allow
400 Robson Street                 selling stockholders to sell up to 7,443,153
Vancouver, British Columbia       shares of our common stock which the selling
Canada  V6B 2B4                   stockholders may acquire on conversion or
                                  exercise of:


                                       -  shares of our outstanding Series A
                                          convertible preferred stock;

                                       -  related investment options, and

                                       -  warrants.

SELLING STOCKHOLDERS:             We are registering these shares by filing a
                                  registration statement with the Securities
                                  and Exchange Commission using a "shelf"
See page 46 for the names         registration process. This process allows
of the selling stockholders       the selling stockholders to sell their
                                  shares of common stock over a period of time and in varying amounts. We expect that the selling stockholders will sell their shares of common stock from time to time as described under "Plan of Distribution."


TRADING MARKET AND SYMBOL:        We will receive no proceeds from the
                                  conversion of the Series A convertible
NASD OTC Bulletin Board - GLMC    preferred stock or sale of the offered
                                  shares. We will receive the proceeds from the selling stockholders' exercise of investment options on conversion of the Series A preferred stock and their exercise of the warrants, if any. The selling stockholders are under no obligation to exercise the investment options or warrants.

                               ---------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is August _____, 1999

                              TABLE OF CONTENTS


                                                                          Page
                                                                          ----
PROSPECTUS SUMMARY...........................................................1
RISK FACTORS.................................................................5
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........................17
USE OF PROCEEDS.............................................................19
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY.............................20
CAPITALIZATION..............................................................21
SELECTED FINANCIAL DATA.....................................................22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS..........................................23
BUSINESS....................................................................30
MANAGEMENT..................................................................40
CERTAIN TRANSACTIONS........................................................44
SELLING STOCKHOLDERS........................................................46
PLAN OF DISTRIBUTION........................................................47
PRINCIPAL STOCKHOLDERS......................................................48
DESCRIPTION OF CAPITAL STOCK................................................50
SHARES ELIGIBLE FOR FUTURE SALE.............................................55
LEGAL MATTERS...............................................................56
EXPERTS.....................................................................56
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................................56


         -------------------


         "Global Media," "globalmedia.com," "Global Media Network," "Global Media Broadcast Network," "indielife.com," "indieaudio.com," "globalmediacorp.com" and "gmcorp.net" are trademarks and service marks of Global Media Corp. All other trademarks, service marks or tradenames referred to in this prospectus are the property of their respective owners. Except as otherwise required by the context, all references in this prospectus to (a) "we," "us," "our" or "Global Media" refer to the consolidated operations of Global Media Corp., a Nevada corporation, and its wholly-owned subsidiaries, Westcoast Wireless Cable Ltd. and Global Media (Canada) Entertainment Corporation, (b) "you" refers to prospective investors in our common stock,
(c) the "Web" refers to the World Wide Web and (d) "our site" refers to our Web site at www.globalmedia.com. Unless otherwise indicated or unless the context otherwise requires, all information in this prospectus assumes the conversion of all the shares of Series A preferred stock and the exercise of all the warrants and investment options by the selling stockholders as more fully described in "Selling Stockholders," "Description of Capital Stock" and "Plan of Distribution."


         This prospectus includes statistical data regarding us and the Internet industry. Such data are based on our records or are taken or derived from information published by various sources, including International Data Corporation.

                               PROSPECTUS SUMMARY

         THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THIS OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS INCLUDED IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. SEE "CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                                  GLOBAL MEDIA


         OVERVIEW. Global Media is an online seller of music compact discs
(CDs), home video cassettes, digital video disks (DVDs), books and other entertainment products. We are striving to become a leading online entertainment company by building a network of private label entertainment product storefronts on the Web and developing an online broadcast solution for the delivery of streaming media over the Internet.



         We currently offer an extensive catalogue of music, books and movies, easy-to-use navigation and search capabilities and rich, entertainment-focused content on our own branded online storefront at "www.globalmedia.com," which we launched in May 1999. However, we are focusing primarily on expanding our sales of entertainment merchandise through our "Global Media Network" program, which we have begun marketing to radio and television stations and other businesses. Under this program, we provide an entertainment product e-commerce solution that combines a customized, private label online storefront on the network associate's own Web site with our back-end e-commerce systems and services. Visitors to the network associate's Web site will be able to order merchandise on the associate's branded online storefront, while the orders will be processed through our back-end systems and fulfilled by our order fulfillment partners.



         In addition to the private label e-commerce solution we offer under the Global Media Network program, we are currently developing our "Global Media Broadcast Network" to enable broadcast network associates to stream live and simulated live audio, video and other multimedia content over the Internet. To enable our network associates to offer an integrated online e-commerce and entertainment experience, we are designing our Global Media Broadcast Network system so that its streaming media capabilities can be combined with our private label e-commerce solution.


         MARKET OPPORTUNITY. International Data Corporation estimates that the number of persons accessing the Web will reach 320 million by 2002 and that worldwide business-to-consumer sales over the Internet will increase from approximately $11 billion in 1998 to approximately $93 billion by 2002. Advances in technology, such as streaming media technologies which enable the continuous transmission and playback of multimedia content, and broadband access are making the Internet an increasingly important new medium for multimedia content delivery and distribution. We are positioning ourselves to take advantage of the explosive growth in online business and services and the convergence of traditional audio and video media with the Internet and electronic commerce.


         NETWORK ASSOCIATE PROGRAM. Through the Global Media Network program, we offer our network associates a complete, end-to-end entertainment merchandise e-commerce solution consisting of a customized, merchant-branded storefront on the network associate's own Web site integrated with our own back-end e-commerce systems, order fulfillment services and customer service support. Network associates will pay us a low, up-front price for the creation of the private label storefronts and will be paid a percentage of the gross margin realized on products sold through their sites.

         We plan to market our Global Media Network program initially to the media industry (radio and television) to take advantage of the synergies between entertainment product retailing and the media industry. By establishing network associate relationships with radio and television stations and other businesses, we will leverage off the existing brand identities and marketing efforts - both online and offline - of our network associates to drive sales of our entertainment merchandise. Eventually, we intend to market our Global Media Network program to a wide variety of businesses ranging from small Internet start-ups to large "bricks-and-mortar" retailers.


         STREAMING MEDIA SERVICES. We are developing the Global Media Broadcast Network through a strategic relationship with RealNetworks, Inc. The Global Media Broadcast Network will enable broadcast network associates to deliver simulated live and live Internet broadcast of audio, video and other multimedia content from their Web sites. We believe that the Global Media Broadcast Network will be a compelling solution to radio and television stations that are interested in extending their brands onto the Internet and developing new sources of revenues. While we will offer streaming media services on a stand-alone basis, the Global Media Broadcast Network is being designed so that its streaming media capabilities can be combined with our private label e-commerce solution. As a result, our network associates will be able to offer an integrated online shopping and entertainment experience.


         OUR WEB SITES. In October 1998, we began developing our online store, globalmedia.com. We commercially launched our online store in May 1999. We currently operate two other related Web sites, "indielife.com" and "indieaudio.com." These sites focus on content and community oriented to independent lifestyles, musicians and fans of alternative music and help route business to our online store.


          We currently offer a catalogue of more than 1.3 million entertainment products, including over 353,000 CD titles, over 85,000 home video titles, over 4,000 DVD titles, and over 1,000,000 book titles. In addition, we offer book, music and movie reviews, current entertainment news, interviews with artists and authors, and artist biographies and lists of their works. Customers can browse our catalog through using a selection of search parameters, such as title, author or artist, subject matter, keyword, publication date or ISBN (International Standard Book Number). We enhance the shopping experience of our music customers by enabling them to sample music clips from many CDs we offer, before they order them.



         We are currently in the process of extending our online offerings to include digital audio files that can be downloaded for purchase from the Internet and we intend to expand into online magazine subscription sales, concert and event ticket sales and other entertainment-oriented services. We intend to build an online community centered on music, movies and books by encouraging our customers, artists and others in the music and entertainment industry to post their own reviews, sponsor competitions and provide various forums for discussion.


         BACKGROUND. Global Media was incorporated in Nevada in April 1997. In May 1997, we acquired Westcoast Wireless Cable Ltd., which marketed direct-to-home satellite broadcast hardware and programming services, from our controlling stockholder. However, in late 1997, a Canadian federal court prohibited the delivery of U.S.-based satellite programming in Canada, which had been a significant part of our business. As a result, we wound down our home satellite business and discontinued those operations completely in fourth quarter fiscal 1998. In October 1997, we began operating a call center, which provided investor relations services to U.S. and Canadian public companies. We discontinued those operations in third quarter fiscal 1999 after we adopted our e-commerce business plan.

         Our principal executive offices are located at 400 Robson Street, Vancouver, British Columbia, Canada V6B 2B4 and our telephone number is (604) 688-9994.

                INFORMATION CONTAINED ON OUR WEB SITES SHOULD NOT
                    BE CONSIDERED A PART OF THIS PROSPECTUS.

                                  THE OFFERING

COMMON STOCK OFFERED BY SELLING STOCKHOLDERS:                7,443,153 shares

COMMON STOCK OUTSTANDING BEFORE THIS OFFERING:               20,678,631 shares

COMMON STOCK TO BE OUTSTANDING AFTER THIS OFFERING:          28,121,784 shares

USE OF PROCEEDS FROM CONVERSION OF SERIES A PREFERRED        We will receive no proceeds from conversion of the Series
STOCK:                                                       A preferred stock, nor will we receive any of the proceeds from sale of the shares by the selling stockholders.

USE OF PROCEEDS FROM EXERCISE OF THE INVESTMENT OPTIONS      We will receive the exercise price of investment options
AND WARRANTS:                                                and warrants that are exercised by the selling
                                                             stockholders, if any. Assuming exercise of all of the
                                                             investment options and warrants, the gross proceeds to us
                                                             from the exercise of (a) the investment options would be
                                                             approximately $8,620,000 (plus additional amounts which
                                                             after the date of this prospectus would accrue from time to time on the stated value of the outstanding Series A
                                                             preferred stock), and (b) the warrants would be $5,737,500.
                                                             We intend to use any proceeds from exercise of the
                                                             investment options and warrants for working capital and
                                                             general corporate purposes.

NASD OTC BULLETIN BOARD SYMBOL                               "GLMC"


                           ---------------


         The number of shares offered by the selling stockholders set forth above represents the total number of shares that we had reserved, as of the date of filing the registration statement of which this prospectus is a part, for issuance upon conversion of the Series A preferred stock, exercise of the related investment options and exercise of the warrants. Because the actual conversion price of the Series A preferred stock and the exercise price of the related investment options may vary with fluctuations in the market price of our common stock, the actual number of shares offered by the selling stockholders and therefore the number of shares outstanding after this offering may be higher or lower than the numbers set forth above. See "Description of Capital Stock - Preferred Stock -Series A Convertible Preferred Stock - Conversion Rights".



         The number of shares to be outstanding after this offering set forth above does not include 3,298,669 shares reserved for issuance upon exercise of outstanding stock options granted under our stock option plans and other warrants currently outstanding or 24,848 shares reserved for issuance under certain shareholder loan restructuring arrangements described in "Certain Transactions--Loans to and from Afiliates."


                                  RISK FACTORS

         Potential investors should carefully consider the risk factors set forth under the caption "Risk Factors" beginning on page 5 and the other information included in this prospectus prior to purchasing our common stock. An investment in our common stock involves a high degree of risk. We have a limited operating history and anticipate losses and negative operating cash flow for the foreseeable future. Our operations are dependent on the growth and commercial acceptance of the Internet and e-commerce, the viability of our unproven business model, the implementation of our network associate program, our relationships with strategic partners and key vendors, and the availability of additional capital. Our business is subject to intense competition, rapid technological change, government regulation and legal uncertainties associated with the Internet, and systems interruptions security risks. See "Risk Factors" for a description of these and other risks.

                             SUMMARY FINANCIAL DATA


         The following summary financial information was derived from our historical consolidated financial statements. Net revenues exclude the results of operations of our discontinued home satellite and call center businesses, as described in "Prospectus Summary - Global Media." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations - Discontinued Operations." You should read this information in conjunction with the Consolidated Financial Statements and the related Notes and the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.


                                                       YEARS ENDED JULY 31,           NINE MONTHS ENDED APRIL 30,
                                                 -------------------------------------------------------------------
                                                       1997            1998             1998             1999
                                                       ----            ----             ----             ----
                                                                                             (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
     Net revenues.............................   $         --      $        --        $        --      $         --
     Loss from continuing operations..........        (72,214)        (304,919)          (171,840)       (1,257,322)
     Loss from discontinued operations........        (36,785)        (167,755)           (57,961)           (2,080)
     Net loss.................................       (108,999)        (472,674)          (229,801)       (1,259,402)
     Net loss applicable to common
     stockholders.............................   $   (108,999)     $  (472,674)       $  (229,801)     $ (1,259,402)
                                                 -------------     ------------       ------------     -------------
                                                 -------------     ------------       ------------     -------------

     Basic and diluted loss per share.........   $      (0.01)     $     (0.02)       $     (0.01)     $      (0.06)

     Shares used in computing basic and
     diluted loss per share...................     11,059,400       19,890,831         19,619,116        20,253,942

                                                                                                       APRIL 30,
                                                                                                   ----------------
     CONSOLIDATED BALANCE SHEET DATA:                                                                    1999
                                                                                                         ----
                                                                                                      (UNAUDITED)
Working capital deficiency......................................................................    $  (991,176)
     Total assets...............................................................................        742,656
     Total liabilities..........................................................................        111,890
     Total stockholders' equity (deficiency)....................................................       (369,234)

                                  RISK FACTORS


         YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. WE HAVE DESCRIBED THESE RISKS AND UNCERTAINTIES UNDER THE FOLLOWING GENERAL CATEGORIES: "RISKS RELATED TO OUR BUSINESS," "RISKS RELATED TO THE INTERNET INDUSTRY" AND "RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK." OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED BY ANY OF THESE OR OTHER RISKS. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK. YOU SHOULD ALSO CONSIDER THE RISKS AND UNCERTAINTIES ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS WITH RESPECT TO OUR PLANS, OBJECTIVES, EXPECTATIONS, AND INTENTIONS. SEE "CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS."

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED HISTORY OF CURRENT OPERATIONS ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS


         We were incorporated in April 1997 and acquired Westcoast in May 1997. We discontinued Westcoast's historical operations, the sale and servicing of direct-to-home satellite broadcast hardware and programming services, in the fourth quarter of fiscal 1998, and discontinued our other historical operations, the operation of an investor relations call center, in the third quarter of fiscal 1999. We launched our main e-commerce site in May 1999, and have generated minimal revenues from our new operations. We have not yet launched private label e-commerce sites for any network associates nor have we begun offering streaming media services. Accordingly, we have a very limited operating history on which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets, such as electronic commerce. To address the risks and uncertainties we face, we must:



         - successfully implement our Global Media Network program by establishing broad market acceptance of the program and rapidly rolling out private label online storefronts for numerous network associates;



         - together with RealNetworks, complete development of the Global Media Broadcast Network System and gain broad market acceptance of the streaming media services we intend to offer through the Global Media Broadcast Network program;



         - further develop our site, improve reliability and performance of both front-end and back-end systems and order fulfillment, and timely and successfully develop new features and functionality of our online store and those of our network associates;


         - successfully respond to competition to our entertainment product e-commerce operations from Amazon.com, Inc., CDNow, Inc. and others, and to our streaming media services from Broadcast.com, Inc. and others;


         - develop and maintain strategic relationships to enhance the features (including content) and utility of our online store and those of our network associates and to enable us to deliver streaming media services;


         - recruit and retain key management, technical and other employees; and

         - implement adequate internal processes and controls to manage our growth.

         Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. Our inability to successfully address these risks will cause significant harm to our business, financial condition and results of operations.


WE HAVE A HISTORY OF LOSSES AND WE EXPECT LOSSES FOR THE FORESEEABLE FUTURE


         Since our inception, we have incurred significant losses, including losses from discontinued operations. Since refocusing our business on the online merchandising of entertainment products and the offering of streaming media services, we have continued to incur net losses, resulting primarily from costs related to developing our e-commerce products and our Web sites, developing or acquiring technologies to be used in our business and general corporate overhead. At April 30, 1999, we had an accumulated deficit of $1.94 million. We plan to invest heavily in:


         -    implementing the Global Media Network program;

         -    completing and launching the Global Media Broadcast Network;

         - enhancing our e-commerce site and improving its reliability and functionality;

         -    development of infrastructure and applications;

         -    marketing and promotion; and

         -    hiring additional employees.

As a result, we expect to incur net losses for the foreseeable future. We believe these expenditures are necessary to attract more customers to our site and the Web sites of our network associates, and to generate greater online revenues. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater. We may never achieve or sustain profitability.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY

         Our revenues for the foreseeable future will remain primarily dependent on the number of visitors that we are able to attract to our site or that our network associates are able to attract to their sites and on how many of those visitors purchase our products. After we launch the Global Media Broadcast Network, our revenues will also be dependent to a significant extent on our ability to attract customers (such as radio and television stations) for these streaming media services. We cannot forecast with any degree of certainty the number of visitors to our site or the Web sites of our network associates, the number of visitors that will become customers, the number of customers we will be able to secure for our streaming media services, or the amount of entertainment product sales and streaming media services revenues.

         We expect our operating results to fluctuate significantly from period to period. Both seasonal fluctuations in Internet usage and traditional retail seasonality may affect our business. Internet usage generally declines during the summer. Sales in the traditional retail book and music industries usually increase significantly in the fourth calendar quarter of each year and are correspondingly lower in other quarters. If similar seasonal patterns emerge in e-commerce business, our revenues may vary significantly.

         Other factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

         - technical difficulties with our system, downtime, system failures or interruptions in Internet access;

         - our ability to attract new and repeat visitors to our site and convert them into customers;

         -    our ability to attract and retain network associates;

         - our network associates' ability to attract new and repeat visitors to their sites and convert them into customers;

         - our ability to keep current with the evolving tastes of our target markets;

         - the frequency of repeat purchases by customers, our average order size and the mix of products we sell;

         - the success of our existing competitors, the emergence of new competitors, and the ability of our competitors to offer new or enhanced Web site features, products or services;

         - our ability, through our fulfillment partners, to ensure sufficient product supply;

         - changes in our pricing policies or the pricing policies of our competitors;

         - our ability to scale technology and upgrade order processing capabilities;

         -    price competition;

         - the demand for the streaming media services that we will offer over the Global Media Broadcast Network;

         - varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, including the hiring of new employees, and to the acquisition or development of new technologies or businesses;

         - unanticipated cost increases, delays or interruptions in transaction processing and order fulfillment;

         - unanticipated delays or cost increases with respect to the introduction of new products or services; and

         - the costs, timing and impact of our marketing and promotion initiatives.

         Because of these and other factors, we believe that period-to-period comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of investors and other market participants in some future periods, then our stock price may decline.

CONSUMERS OF ENTERTAINMENT MERCHANDISE MAY NOT ACCEPT OUR ONLINE SOLUTION

         If a high volume of first-time and repeat customers are not attracted to the Web sites of our network associates and our online store at a reasonable cost, our business and operating results will be negatively affected. We may not be able to convert a large number of customers from traditional shopping methods to online shopping for CDs, videos, DVDs, books and other entertainment merchandise. Specific factors that could prevent widespread customer acceptance of our solution, and our ability to grow revenues, include:

         - shipping charges, which do not apply to shopping at traditional retailers of the merchandise we offer;

         - delivery time associated with Internet orders, as compared to the immediate receipt of products at a physical store;

         - pricing that does not meet customer expectations of finding the lowest price on the Internet;


         - lack of consumer awareness of our online store and those of our network associates;


         - customer concerns about the security of online transactions and the privacy of their personal information;

         - product damage incurred during shipping or shipments of wrong products from our fulfillment partners, resulting in a failure to establish customers' trust in buying items online;

         - delays in responses to customer inquiries or in deliveries to customers; and

         -    difficulties in returning or exchanging orders.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

         The markets in which we are engaged are new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially-available software. We may not be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could adversely affect our business, results of operations and financial condition.

         We currently or potentially compete with a number of other companies. We compete with traditional physical retailers of entertainment merchandise, including large, well-established book, music and video stores such as Barnes & Noble, Inc., Borders Group, Inc. and Wherehouse Entertainment, Inc., and mass market retailers such as Wal-Mart and

Kmart Corporation. In the market for online retailing of books, CDs, video cassettes and DVDs, we compete with large, well-established companies such as Amazon.com, CDNow.com, barnesandnoble.com, inc. and Borders Online, Inc. Once we begin offering streaming media services, we will be competing with large, well-established Internet broadcasters such as Broadcast.com and InterVU Inc.

         Certain of our competitors currently offer, either alone or through strategic relationships with other companies, a blend of multimedia content delivery and e-commerce services to the principal target market for our network associate program. For example, a visitor to the Web site of Broadcast.com, which broadcasts the radio signals of over 400 radio stations and over 40 television stations, can listen to a CD on Broadcast.com's site and purchase it by seamlessly clicking through to Amazon.com's site to place an order, or can listen to an audio book and purchase the print version from Amazon.com. In addition, other companies offer e-commerce and content delivery services, including streaming media, to the radio industry, such as Onradio.com, Inc., which provides content delivery and e-commerce capabilities through strategic relationships with Amazon.com (for e-commerce), Microsoft (for its Media Player), InterVU (for streaming media services) and Vibe/SPIN Ventures (for other music-focused content). Because companies like Broadcast.com and Onradio.com already have established relationships with significant numbers of radio stations (in many cases, under exclusive contracts), we may have difficulty establishing market acceptance of our network associate program in the media industry even if we can offer a better integrated content delivery and e-commerce solution than these and other companies. Moreover, since our solution relies on technologies which are not proprietary to us, other competitors could license, acquire or develop the same or similar technologies to deliver a similar solution.

         Certain of our current and many of our potential competitors have longer operating histories, larger customer bases, greater brand recognition in other business and Internet markets, and significantly greater financial, marketing, technical and other resources than us. In addition, other online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Therefore, certain of our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to Web site and systems development than us. Competitive pressures created by any one of these companies, or by our competitors collectively, may result in loss of market share and reduced operating margins, any of which could have a material adverse effect on our business, results of operations and financial condition.

WE FACE THE RISK OF SYSTEMS INTERRUPTIONS AND CAPACITY CONSTRAINTS

         The satisfactory performance, reliability and availability of our recently-opened online store, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. From time to time, we have experienced temporary system interruptions for a variety of reasons, including software bugs and lack of reliable integration between various elements of our e-commerce and other systems and those of our vendors. We may not be able to correct any problem in a timely manner. Because we outsource certain aspects of our system and because some of the reasons for a systems interruption may be outside of our control, we also may not exercise sufficient control to remedy the problem quickly or at all. Any future system interruption that results in the unavailability of our site or reduced order fulfillment performance could result in negative publicity and reduce the volume of goods sold and the attractiveness of our online store, which would negatively affect our business.

         We opened our site for customers in May 1999 and to the extent that customer traffic grows substantially, we may need to expand the capacity of our systems to accommodate a larger number of visitors. We may be required to add additional software and hardware and further develop and upgrade our existing technology, transaction-processing systems, network infrastructure and distribution capabilities to accommodate increased traffic on our site and those of our network associates, and increased sales volume through our transaction-processing systems. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, or delays in reporting accurate financial information. We are not certain that we will be able to:

         - accurately project the rate or timing of increases, if any, in the use of our site and those of our network associates;

         - effectively upgrade and expand our transaction-processing and other systems in a timely manner; or

         - integrate smoothly any newly developed or purchased modules within our existing systems.

WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR NETWORK ASSOCIATE PROGRAM OR OUR NETWORK ASSOCIATES MAY FAIL TO ATTRACT SIGNIFICANT NUMBERS OF CUSTOMERS


         Our business and results of operations will depend in large part on the success of our Global Media Network program. While we have started to market the Global Media Network to companies in our target markets for those services, to date, we have only entered into a limited number of definitive agreements with network associates and have not rolled out any private label online stores for those with whom we have contracts. In order to attract and retain significant numbers of network associates, we must:


         - build a larger sales force to promote our network associate program, particularly to the radio and television industries;

         - successfully promote the benefits of our end-to-end e-commerce solution to potential network associates;

         - be able to offer customized, merchant-branded store fronts with content and merchandise selection that can be specifically tailored to different types of potential network associates with different target markets or customers; and

         - successfully compete against other companies that offer, or in the future may offer, similar e-commerce and content-delivery solutions, either on their own or through strategic relationships with other parties.

         In addition, in order to retain our network associates:

         - our e-commerce system must work reliably and effectively with our network associates' own Web sites;

         - we must reliably fulfill orders of customers who purchase products through our network associates' storefronts;

         -    we must provide a high level of customer service; and

         - our program must result in significant direct or indirect financial benefit to our network associates.

         We may encounter significant barriers to our ability to establish a large base of network associates with a substantial online customer presence, particularly in the radio and television industries. We may face obstacles in signing up significant numbers of network associates in the media industry, despite the appeal to radio and television stations of our private label e-commerce solution bundled with streaming media services. For example, Broadcast.com, a leading Internet broadcaster of radio, television and other multimedia content, has established relationships with more than 400 radio stations across the country, including stations in 18 of the top 20 radio markets in the U.S., and can offer its streaming media customers some e-commerce solutions that are competitive to our own through strategic relationships with other companies such as Amazon.com. Because Broadcast.com has exclusive relationships with many of its streaming media customers, those customers may not be willing or able contractually to become network associates.

         We intend to control our own marketing and promotion expenditures by relying on the marketing efforts of our network associates. Our business and results of operations may therefore suffer if our network associates are unsuccessful in attracting significant numbers of visitors to their Web sites. While we analyze our potential network associates' plans for increasing traffic to their Web sites, we have no control of the steps they actually take to attract visitors to their sites.

WE DEPEND SIGNIFICANTLY ON OUR STRATEGIC RELATIONSHIP WITH REALNETWORKS AND WE HAVE ONLY A NON-EXCLUSIVE LICENSE TO THE TECHNOLOGIES THEY ARE DEVELOPING FOR US


         Our business will depend significantly on the successful implementation of the Global Media Broadcast Network, the successful marketing of that solution to potential broadcast network associates in the radio and television industries, and our ability to maintain relationships with those network associates after they have become customers of the Global Media Broadcast Network streaming media services. We have entered into a strategic relationship with RealNetworks to develop that system and provide streaming media services to our network associates in the Global Media Broadcast Network. Our ability to implement our media-focused broadcast network associate program would be negatively affected and our business would be harmed by:

         - any termination of our agreement with RealNetworks prior to their completion of the Global Media Broadcast Network system;


         - any other unexpected delay in the development or deployment of the Global Media Broadcast Network; or

         - failure of the Global Media Broadcast Network to provide expected functionality with third-party systems, to perform as expected, or to operate reliably.

         We will have no proprietary ownership interest in or exclusive license to the technologies developed by RealNetworks for our Global Media Broadcast Network. Although our rights to use those technologies will be perpetual, they will be non-exclusive. Consequently, RealNetworks could license those technologies to one or more of our existing or future competitors or could use those technologies themselves to launch a competitive solution. Although our streaming media services agreement with RealNetworks has a term of three years which automatically renews for successive terms, any early termination of that agreement as a result of our breach or otherwise would significantly disrupt our business and potentially result in claims against us by customers of our streaming media services.

WE MAY FAIL TO ESTABLISH AN EFFECTIVE INTERNAL SALES ORGANIZATION TO ATTRACT NETWORK ASSOCIATES


         We believe that successful implementation of our Global Media Network and Global Media Broadcast Network programs will depend on our ability to establish an aggressive and effective internal sales organization. Our internal sales team currently has five members. We will need to substantially increase this sales force in the coming year in order to execute our business plan. Our ability to increase our sales force involves a number of risks and uncertainties, including competition for employees and the length of time for new sales employees to become productive. If we do not develop an effective internal sales force, we are likely to have difficulty securing significant numbers of network associates and our business will be negatively affected.


WE DEPEND ON OUR FULFILLMENT PARTNERS; IF THEY DO NOT PERFORM OR OUR RELATIONSHIP WITH THEM IS TERMINATED, OUR BUSINESS MAY SUFFER

         To generate the significant customer traffic, volume of purchases and repeat purchases that we believe are crucial to obtaining sufficient revenues, we must develop and maintain customer trust in the timing and accuracy of our product deliveries. We currently carry no inventory of our own and depend on fulfillment partners for rapid order fulfillment. We currently purchase all of the merchandise we offer online from two fulfillment partners, Baker & Taylor, Inc. (through its Entertainment division and Books division) and the iFill division of Valley Media, Inc., who performs order fulfillment for us. We also need to secure other fulfillment partners to expand the range of titles that we can currently offer through Baker & Taylor and Valley Media. While we intend to enter into other fulfillment agreements to have alternative sources of supply and expand our product offerings, we are primarily dependent on Baker & Taylor and Valley Media for order fulfillment. We may not be able to secure alternative fulfillment partners on acceptable terms in a timely manner, or at all. Negotiating and implementing relationships with additional fulfillment partners would take substantial time and resources. If for any reason our relationship with Baker & Taylor or Valley Media were terminated before we were able to establish and implement alternative fulfillment arrangements, we might be unable to fulfill our customers' orders and our business would suffer. Our agreements with Baker & Taylor have one-year terms (ending in May 2000). While these agreements renew on an annual basis for up to five succeeding years, they can be terminated prior to the annual renewal date. We cannot be certain that our contract with Baker & Taylor will be renewed or that they will not terminate our agreement earlier for breach.

         Our ability to fulfill our customers' orders may be significantly hampered and our business will suffer major disruptions if Baker & Taylor, Valley Media, or any alternative fulfillment partners with whom we may establish relationships in the future:

         - fail to comply with federal, state and local regulations that apply to their performance of services for us;

         -    breach or terminate their agreements with us;

         - suffer adverse developments that affect their ability to supply products to us, such as employee strikes, system crashes and inclement weather;

         - are unable or unwilling to supply products to us in sufficient quantities or in a timely manner; or

         - are unable or unwilling to ship products to any markets in which we have customers.

         Because we rely on third parties to fulfill orders, we depend on their systems for tracking inventory and financial data. In addition, our order fulfillment and distribution process requires us to cooperate extensively with our fulfillment partners with respect to the coordination of separate information technology systems. From time to time we have experienced problems relating to the integration of our systems with those of Baker & Taylor, which has affected our ability to timely fill customers' orders. While we have corrected these problems, we cannot ensure that any future problems will be resolved on a timely basis or at all. In addition, if we establish new fulfillment partner relationships, we cannot be sure that we will be able to integrate our respective information systems on a timely basis. If our fulfillment partners' systems fail or are unable to scale or adapt to changing needs, our ability to timely fill customers' orders may be hindered and we may not have adequate, accurate or timely inventory or financial information. Our failure to have adequate, accurate or timely inventory and financial information would harm our ability to manage our business effectively.

WE RELY HEAVILY ON THIRD PARTIES FOR ESSENTIAL BUSINESS OPERATIONS AND MAY BE ADVERSELY AFFECTED BY DISRUPTIONS OR FAILURES IN SERVICE

         We depend on third parties for important aspects of our business, including Internet access and Web hosting services, development of software for our Global Media Broadcast Network system, and new Web site features and content. We have limited control over these third parties, and we are not their only client. We may not be able to maintain satisfactory relationships with any of them on acceptable commercial terms. Further, we cannot be certain that the quality of products and services that they provide will remain at levels needed to enable us to conduct our business effectively. We may not be able to renew agreements with third party vendors on current terms.

         Our dependence on other vendors entails various risks, including:

         - our current vendors may not continue to provide services to us on current terms;

         - we may not be able to establish new or extend current vendor terms on a timely basis or at all; and

         - we depend on our vendors to comply with federal, state and local regulations that apply to their performance of services for us.

         If we cannot develop and maintain relationships with vendors that allow us to obtain sufficient quantities of merchandise or necessary services on acceptable commercial terms or if our vendors fail to comply with applicable law, our business may be harmed.

         We also rely on third-party carriers for product shipments, including shipments to and from our fulfillment partners' distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with third-party carriers' ability to provide delivery services to meet our shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation, and our business and results of operations.

OUR SYSTEMS AND OPERATIONS, AND THOSE OF OUR VENDORS AND DISTRIBUTORS, ARE VULNERABLE TO NATURAL DISASTERS, SYSTEMS INTERRUPTIONS AND OTHER UNEXPECTED PROBLEMS

         Substantially all of our computer and communications hardware is located at our leased facilities in Nanaimo and Vancouver, British Columbia, Canada, and our systems infrastructure is hosted at third-party hosting providers' facilities in Vancouver, British Columbia, Seattle, Washington and San Diego, California. The continuing and uninterrupted performance of those systems is critical to our success. Our systems and operations and those of our hosting providers are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, earthquakes and similar events. In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Sustained or repeated system failures or interruptions of our site connection services would reduce the attractiveness of our site to customers, and could therefore have a material adverse effect on our business. We do not currently have redundant systems or a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate for losses that may occur. Our fulfillment partners, including Baker & Taylor and Valley Media, may also face these risks.

         We depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our applications and services and harm our business.

         We retain confidential customer information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. A material security breach could damage our reputation or result in liability to us.

WE ARE GROWING RAPIDLY, AND EFFECTIVELY MANAGING OUR GROWTH MAY BE DIFFICULT

         We are currently experiencing a period of significant expansion. In order to execute our business plan, we must continue to grow significantly. This growth will strain our personnel, management, systems, policies and procedures and other resources. To manage our growth, we must implement operational and financial systems and controls and recruit, train and manage new employees. We cannot be certain that we will be able to integrate new executives and other employees into our organization effectively. If we do not implement adequate systems and controls, recruit, integrate and retain necessary personnel or otherwise manage growth effectively, our business, results of operations and financial condition will be materially and adversely affected.

WE DEPEND ON OUR KEY PERSONNEL TO OPERATE OUR BUSINESS, AND WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL MANAGEMENT AND OTHER PERSONNEL AS OUR BUSINESS GROWS

         Our performance is substantially dependent on the continued services of our executive officers and other key employees, particularly Michael Metcalfe, our Chairman and President, Robert Fuller, our Chief Executive Officer, L. James Porter, our Chief Financial Officer and Winston V. Barta, our Vice President of Marketing and Business Development. The loss of the services of any of our executive officers could materially and adversely affect our business. We do not maintain key man insurance on any of our employees. Additionally, we believe we will need to attract, retain and motivate talented management and other highly skilled employees, particularly those with technical backgrounds, to be successful. Competition for employees that possess knowledge of both the Internet industry and our target market is intense. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

WE MAY NEED FURTHER CAPITAL

         We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion through the second quarter of fiscal 2000, which ends January 31, 2000. Thereafter, we may need to raise additional funds. We may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to develop or enhance services or products, respond to competitive pressures, fund expansion or take advantage of unanticipated acquisition opportunities. Such inability could negatively impact our business.

WE MAY FAIL TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH OTHER WEB SITES TO INCREASE NUMBERS OF CUSTOMERS AND INCREASE OUR REVENUES

         We intend to establish alliances with other Web sites to increase the number of visitors to our site. There is intense competition for placements on these sites, and we may not be able to enter into these relationships on commercially reasonable terms or at all. Even if we enter into alliances with other Web sites, they themselves may not attract significant numbers of users to our site. Moreover, we may have to pay significant fees to establish these relationships. Our inability to enter into alliances with popular Web sites - or the failure of such alliances to provide the expected benefits - could adversely affect our business.

WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE

         To be successful, we must adapt to rapidly changing Internet technologies and continually enhance the features and services provided on our site and to our network associates. We could incur substantial, unanticipated costs if we need to modify our site, software and infrastructure to incorporate new technologies demanded by our customers or our network associates. We may use new technologies ineffectively or we may fail to adapt our site, transaction-processing systems and network infrastructure to user requirements or emerging industry standards.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR TRADEMARKS, WEB ADDRESSES AND PROPRIETARY RIGHTS

         We rely or may in the future rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology and proprietary content. These legal protections afford only limited protection for our intellectual property and trade secrets. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our proprietary technology or otherwise obtain and use information that we regard as proprietary.

         We have not filed any U.S. or foreign applications for trademark registration of "Global Media," "globalmedia.com," "Global Media Network," "Global Media Broadcast Network" or any of our other trademarks. Were we to file for such registrations, we may be unable to secure them. It is also possible that our competitors or others will adopt service names similar to ours, thereby possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that incorporate variations of the term "Global Media." Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registrations, could negatively affect our business.

         Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States or other countries that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office or foreign regulatory agencies to determine priority of rights to the trademarks. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Finally, to the extent that we sell products internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Many countries have a "first-to-file" trademark registration system. As a result, we may be prevented from registering or using our trademarks in certain countries if third parties have previously filed applications to register or have registered the same or similar trademark. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

         We hold rights to various Web domain names, including "globalmedia.com," "gmcorp.net," "globalmedia corp.com," "indieaudio.com" and "indielife.com." Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

WE MAY BE FOUND TO INFRINGE THE PROPRIETARY RIGHTS OF OTHERS OR FACE LIABILITY FOR CONTENT ON OUR WEB SITES

         Third parties may claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all.

         Because we post our own content and content licensed from third parties on our site, we face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that we post. Such claims have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, we could be exposed to liability with respect to the unauthorized duplication of content.

         Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business.

WE WOULD LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT

         Any failure of our material systems, our vendors' material systems or the Internet to be year 2000 compliant would have material adverse consequences for us. Such consequences would include difficulties in operating our site effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business. While we have assessed the year 2000 readiness of the software, computer technology and other systems that we use internally and believe them to be year 2000 compliant, we have not begun inquiries of our material vendors as to the year 2000 compliance of their own systems or whether they have finalized any contingency plans to address year 2000 problems that may arise. At this time, we have not yet developed a contingency plan to address situations that may result if our systems or the systems of our vendors are not year 2000 compliant. The cost of developing and implementing such a plan, if necessary, could be significant.

         We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our products and services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000" for a further description of the issues we face with regard to the year 2000.

OUR SALES COULD BE NEGATIVELY AFFECTED IF WE ARE REQUIRED TO CHARGE TAXES ON PURCHASES AND OUR BUSINESS COULD BE NEGATIVELY AFFECTED BY ANY NEW INTERNET-RELATED TAXES

         We currently do not collect United States sales or other similar taxes in respect of goods sold by us However, one or more states, provinces or other jurisdictions may seek to impose the obligation to collect sales or other similar taxes on out-of-jurisdiction companies (such as us) which engage in or facilitate online commerce. A successful assertion by one or more states, provinces or foreign countries that we should collect further sales or other similar taxes on the sales of products through our site or those of our network associates could negatively affect our revenues and business. A number of proposals have been made at the state and local level in the U.S. that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Although there is currently a U.S. federal moratorium on the imposition of new taxes on the sale of goods and services through the Internet, this moratorium is set to expire in October 2001, and may not be renewed.

RISKS RELATED TO THE INTERNET INDUSTRY

WE ARE DEPENDENT ON THE CONTINUED DEVELOPMENT OF THE INTERNET INFRASTRUCTURE

         Our industry is new and rapidly evolving. Our business would be adversely affected if Web usage and e-commerce does not continue to grow. Web usage may be inhibited for a number of reasons, including:

         -    inadequate Internet infrastructure;

         -    security concerns;

         -    inconsistent quality of service;

         -    unavailability of cost-effective, high-speed service; or

         -    imposition of transactional or other taxes.

         If Web usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, or its performance and reliability may decline. In addition, Web sites, including ours, have experienced a variety of interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Web usage, including usage of our Web sites or the Web sites of our network associates, could grow slowly or decline.

OUR LONG-TERM SUCCESS DEPENDS ON THE DEVELOPMENT OF THE E-COMMERCE MARKET AND THE MARKET FOR STREAMING MEDIA SERVICES, WHICH IS UNCERTAIN

         Our future revenues and profits depend substantially on the widespread acceptance and use of the Web as an effective medium of commerce by consumers, as well as the widespread acceptance of the Internet as a medium of broadcast by consumers and producers of audio, video and other multimedia content. Rapid growth in the use of the Web and consumer e-commerce is a recent phenomenon and the commercial use of the Internet as a broadcast medium is in its early stages. Demand for recently introduced services and products over the Web is subject to a high level of uncertainty. The development of the Web as a viable commercial marketplace or as a broadcast medium is subject to a number of factors, including the following:

         - e-commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

         - Internet broadcasts of multimedia content are generally of lower quality than broadcasts in traditional mediums and are subject to frequent interruptions and packet loss;

         - radio listeners, television viewers and consumers of other multimedia content may be unwilling to shift their consumption of such content to the Internet or it may be more difficult to establish viable revenue streams from Internet broadcasts;

         - insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times; and

         - adverse publicity and consumer concerns about the security of commerce transactions on the Internet could discourage its acceptance and growth.

BREACHES OF SECURITY ON THE INTERNET MAY SLOW THE GROWTH OF E-COMMERCE AND SUBJECT US TO LIABILITY

         The need to securely transmit confidential information (such as credit card and other personal information) over the Internet has been a significant barrier to e-commerce and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. To the extent that our activities or the activities of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. We may need to spend a great deal of money and use other resources to protect against the threat of security breaches or to alleviate problems caused by security breaches.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION OF AND LEGAL UNCERTAINTIES SURROUNDING THE INTERNET

         Any new law or regulation pertaining to, or the application or interpretation of existing laws to, the Internet could increase our cost of doing business or otherwise adversely affect our business. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The law governing the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. Governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution more stringently than in the United States. This may affect our ability to conduct business internationally. We also may be subject to future regulation not specifically related to the Internet, including laws affecting direct marketers.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

YOUR HOLDINGS MAY BE DILUTED IN THE FUTURE


         As of August 11, 1999, 8,500 shares of our Series A preferred stock, having an aggregate stated value of $8.5 million, were issued and outstanding. The shares of Series A preferred stock are convertible into such number of shares of our common stock as is determined by dividing the stated value of the Series A preferred stock being converted ($1,000 per share), plus an additional amount which accrues at the rate of 5% per annum, by the conversion price in effect at the time of conversion. The conversion price is determined by reference to the then-current market price of our common stock or, if less, a fixed conversion price. In addition, the holders of the Series A preferred stock hold investment options under which they may purchase an additional share of common stock at an exercise price equal to the then-current conversion price for each share of common stock received upon conversion. If the selling stockholders had converted the total number of shares of Series A preferred stock on August 11, 1999, and exercised the related investment options in full, the number of shares of our common stock that we would have issued to the selling stockholders would have been 2,744,288 shares (based on the conversion price in effect on August 11, 1999). However, the actual number of shares that may be issued on conversion of the Series A preferred stock and exercise of the related investment options may prove to be significantly greater in the event of a decrease in the trading price of our common stock. Purchasers of common stock could therefore experience substantial dilution of their investment upon conversion of the Series A preferred stock and exercise of the related investment options by the selling stockholders.



         As of August 11, 1999, warrants to purchase 680,000 shares of common stock issued to the holders of the Series A preferred stock were outstanding. These warrants may be exercised over the next five years at a price of $8.4375, which price may be adjusted from time to time under certain antidilution provisions. As of August 11, 1999, 3,235,900 shares of common stock were reserved for issuance upon exercise of outstanding stock options granted under our stock option plans at exercise prices ranging from $4.00 to $6.25 per share. In addition, at such date we had other warrants to purchase a total of 62,769 shares at an exercise price of $8.125 per share outstanding. Of such stock options and other warrants, 2,530,136 are currently exercisable. Purchasers of common stock could experience substantial dilution of their investment upon exercise of stock options and warrants.


SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE

         If our stockholders sell substantial amounts of our common stock in the public market in the future, including shares issued upon the conversion or exercise of outstanding shares of Series A preferred stock, investment options and warrants, then the market price of our common stock could fall.


         At August 11, 1999, 20,678,631 shares of our common stock were outstanding. Of these outstanding shares, 4,860,631 were freely tradeable without restriction. The remaining 15,818,000 shares are eligible for sale in the public markets within the limits of Rule 144 under the Securities Act. See "Shares Eligible for Future Sale."



         We have filed registration statements to register all shares of common stock issuable under certain of our stock option plans. Options covering a total 3,235,900 shares, 2,467,367 of which are currently vested, are outstanding under these plans. Consequently, shares issued upon exercise of stock options granted under those plans will be eligible for resale in the public market without restriction (except to the extent they are issued to our executive officers and directors).


         To date, we have had limited trading volume in our common stock. Sales of substantial amounts of common stock under Rule 144, the registration statement of which this prospectus is a part, our other registration statements or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

WE ARE CONTROLLED BY OFFICERS, DIRECTORS AND EXISTING STOCKHOLDERS, IN PARTICULAR OUR CHAIRMAN AND PRESIDENT


         Executive officers, directors and entities affiliated with them, in the aggregate, beneficially own approximately 85.5%, and Michael Metcalfe, our Chairman and President beneficially owns approximately 68.9%, of our outstanding shares of common stock (without giving effect to this offering). Mr. Metcalfe is able to control substantially all matters requiring approval by our stockholders, including the election of directors, amendments to our articles of incorporation, and mergers or other business combination transactions. Mr. Metcalfe's substantial equity stake could also make us a much less attractive acquisition candidate to potential acquirers, because Mr. Metcalfe alone could have sufficient votes to prevent the approval or the tax-free treatment of an acquisition.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT

         We are a Nevada corporation. The anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire or gain control of us, even if such a transaction would be beneficial to stockholders. Our articles of incorporation provide that our board of directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. Each of these factors could adversely affect prevailing market prices for our common stock. See "Description of Capital Stock - Nevada Anti-Takeover Laws and Certain Charter Provisions."

OUR COMMON STOCK PRICE IS HIGHLY VOLATILE


         The market price of our common stock has been, and is likely to continue to be, highly volatile. For example, during the 50-week period between the date our common stock began trading on August 24, 1998 and August 11, 1999, the price of our common stock ranged from $0.4375 to $13.375 per share. Purchasers of our common stock may not be able to resell their shares following periods of volatility because of the market's adverse reaction to volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last 52 weeks and have reflected valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices. Factors that could cause volatility in our stock price may include, among other things:


         - actual or anticipated fluctuations in our quarterly operating results;

         - announcements of technological innovations, new products or services by us or our competitors;

         - changes in financial estimates or recommendation by securities analysts;

         -    conditions or trends in the Internet industry;

         -    changes in the market valuations of other Internet companies;

         -    the addition or loss of strategic relationships or key vendors;

         - conditions or trends in the Internet, online commerce and media streaming markets;

         - changes in the market valuations of other Internet, online service or software companies;

         - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

         -    additions or departures of key personnel;

         -    sales of our common stock; and

         - general stock market conditions and conditions in the technology and Internet sectors in particular.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identify important additional factors that could materially adversely affect our actual results and performance. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS


         We not receive any proceeds upon conversion of the Series A preferred stock, nor will we receive any of the proceeds from the sale by the selling stockholders of the shares issued upon such conversion.


         We will receive the exercise price of any investment options and warrants that are exercised by the selling stockholders, but they are under no obligation to exercise. Assuming exercise of all of the investment options and warrants, the gross proceeds to us from the exercise of (a) the investment options would be approximately $8,620,000 (plus additional amounts which after the date of this prospectus would accrue from time to time on the stated value of the outstanding Series A preferred stock), and (b) the warrants would be $5,737,500. We intend to use any proceeds from exercise of the investment options and warrants for working capital and general corporate purposes.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


         Our common stock has been traded on the OTC Bulletin Board under the trading symbol "GLMC" since August 24, 1998. Prior to that date, our common stock was not traded in the public market. The following table sets forth, for the periods indicated, the high and low closing prices for our common stock as reported on the OTC Bulletin Board. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions. On August 11, 1999, the closing price for our common stock on the OTC Bulletin Board was $6.47 per share.



PERIOD                                                  LOW CLOSE          HIGH CLOSE
Fiscal Year Ending July 31, 1999:
---------------------------------
Fourth Quarter                                            $4.00              $13.375
Third Quarter                                             $4.00              $ 5.000
Second Quarter                                            $ .4375            $ 8.875
First Quarter (from August 24, 1998)                      $ .4375            $ 2.000


         To date, we have not declared or paid any dividends on any of our capital stock. Westcoast, however, paid $114,632 in cash dividends in fiscal 1997 prior to its acquisition by the Company. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. So long as shares of Series A preferred stock are outstanding, the payment of dividends on our common stock will require the consent of the holders of a majority of the shares of Series A preferred stock then outstanding.

                                 CAPITALIZATION


         The following table sets forth as of April 30, 1999: (a) our actual capitalization, (b) our pro forma capitalization after giving effect to our sale on May 6, 1999 of convertible debentures in the original principal amount of $8,500,000 and related warrants to RGC International Investors, LDC as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Events", and (c) our pro forma capitalization as adjusted to give effect to our conversion on July 19, 1999 of the debentures into 8,500 shares of Series A preferred stock as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Events" and "Description of Capital Stock - Preferred Stock - Series A Convertible Preferred Stock." This information should be read in conjunction with our Consolidated Financial Statements and the related Notes appearing elsewhere in this prospectus.



                                                                                         APRIL 30, 1999
                                                                                                            PRO FORMA
                                                                             ACTUAL        PRO FORMA       AS ADJUSTED
                                                                                          (UNAUDITED)
Long-term debt:
  Convertible debentures...............................................   $        --      $ 8,500,000     $        --
                                                                          ------------     ------------    ------------

Stockholders' equity:
  Preferred Stock, $0.001 par value per share:
    Authorized shares -  none actual or pro forma; 100,000,000 shares pro forma as adjusted
       Series A preferred stock, designated -
       none actual or pro forma; 8,500 shares pro forma as adjusted
          Issued and outstanding - none actual or pro forma; 8,500
          pro forma as adjusted........................................            --               --       8,500,000
  Common stock, $0.001 par value per share:
    Authorized shares - 200,000,000 shares actual, pro forma, and pro forma as adjusted
       Issued and outstanding - 20,544,431 shares actual, pro forma,
       and pro forma as adjusted(1)....................................        12,546           12,546          12,546
Additional paid-in capital.............................................     1,550,771        1,550,771       1,550,771
Accumulated deficit....................................................    (1,941,221)      (1,941,221)     (1,941,221)
Cumulative translation adjustment......................................         8,670            8,670           8,670
                                                                          ------------     ------------    ------------
      Total stockholders' equity (deficit).............................      (369,234)        (369,234)      8,130,766
                                                                          ------------     ------------    ------------

          Total capitalization.........................................   $  (369,234)     $ 8,130,766     $ 8,130,766
                                                                          ------------     ------------    ------------
                                                                          ------------     ------------    ------------


(1)  Excludes:

     - 346,400 shares of common stock issuable on exercise of options outstanding at April 30, 1999 with an exercise price of $0.50 per share; and

     - 2,933,000 shares of common stock issuable upon the exercise of options outstanding at April 30, 1999 with an exercise price of $4.00 per share.

                             SELECTED FINANCIAL DATA


         The following selected financial information was derived from our historical consolidated financial statements. The selected historical financial information for the fiscal years ended July 31, 1997 and 1998 is derived from our consolidated financial statements, which were audited by Ernst & Young LLP, independent chartered accountants. The selected historical financial information for the nine-months ended April 30, 1998 and 1999 is derived from our unaudited consolidated financial statements. In our opinion, the unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the periods presented. Net revenues, gross profit and operating expenses in the table set forth below do not include the results of operations of our discontinued home satellite and call center businesses described in "Prospectus Summary - Global Media." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations - Discontinued Operations."


         You should read this information in conjunction with the Consolidated Financial Statements and the related Notes and the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

                                                     YEARS ENDED JULY 31,          NINE MONTHS ENDED APRIL 30,
                                               -------------------------------------------------------------------
                                                    1997             1998             1998             1999
                                                    ----             ----             ----             ----
                                                                                           (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Net revenues................................     $         --      $        --      $         --     $          --
Gross profit................................               --               --                --                --
Operating expenses..........................          (72,214)        (304,919)         (171,840)       (1,257,322)
Loss from continuing operations.............          (72,214)        (304,919)         (171,840)       (1,257,322)
Loss from discontinued operations...........          (36,785)        (167,755)          (57,961)           (2,080)
Net loss....................................         (108,999)        (472,674)         (229,801)       (1,259,402)
Net loss applicable to common stockholders..     $   (108,999)     $  (472,674)     $   (229,801)    $  (1,259,402)
                                                 -------------     ------------     -------------    --------------
                                                 -------------     ------------     -------------    --------------
Basic and diluted loss per share............     $      (0.01)     $     (0.02)     $      (0.01)    $       (0.06)
Weighted-average shares outstanding used in
computing basic and diluted loss per share..       11,059,400       19,890,831        19,619,116        20,253,942

                                                                           JULY 31,                 APRIL 30,
                                                               ---------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:                                     1997             1998             1999
                                                                     ----             ----             ----
                                                                                                    (UNAUDITED)
Working capital (deficiency)........................            $     66,029        (279,214)          (991,176)
Total assets........................................                 295,458         271,562            742,656
Liabilities.........................................                 220,925         378,141          1,111,890
Total stockholders' equity (deficiency).............                  74,533        (106,579)          (369,234)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

-------------------------------------------------------------------------------
This section contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of our future performance. They are subject to risks and uncertainties related to business operations, some of which are beyond our control. Our actual results may differ materially from those anticipated in these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."
-------------------------------------------------------------------------------

OVERVIEW

         Global Media is an online seller of CDs, home video cassettes, DVDs, books and other entertainment products. In May 1999, we launched our main e-commerce site "globalmedia.com". We have also begun marketing our "Global Media Network" associate program. Under this program, we will offer radio and television stations and other businesses online entertainment product merchandising capabilities for a low, up-front cost. Our network associates will be able to offer a customized, private label online entertainment merchandise store to their customers and we will provide an integrated back-end e-commerce system, order fulfillment services and customer service support. We anticipate that the Global Media Network will significantly extend our customer reach on the Web and provide additional revenue streams beyond product sales through our own globalmedia.com online store. In addition, through a strategic relationship with RealNetworks, we are developing the "Global Media Broadcast Network," which will enable our network associates to stream live and simulated live audio, video and other multimedia content (such as radio feeds) over the Internet. The Global Media Broadcast Network streaming capabilities will be able to be combined with our Global Media Network e-commerce program to provide a highly integrated e-commerce and multimedia content delivery solution. See "Business".


         Before launching our e-commerce and streaming media businesses, we were originally engaged in the home satellite marketing business until fourth quarter fiscal 1998 through our subsidiary, Westcoast Wireless Cable Ltd., and in the business of providing call center services until third quarter fiscal 1999. See " - Discontinued Operations."


         Because of our discontinued operations, and because of the seasonality inherent in a retail business, our results of operations discussed below are not necessarily indicative of the results you should expect for any future comparable period. See " - Seasonality". Inflation has not historically had any material effect on our operations.

RESULTS OF OPERATIONS

-------------------------------------------------------------------------------
NOTE: The financial results contained in the following discussion have been restated to exclude our discontinued call center and home satellite businesses. For summary financial results from those operations, see "Discontinued Operations".
-------------------------------------------------------------------------------

YEAR ENDED JULY 31, 1998 COMPARED TO YEAR ENDED JULY 31, 1997

         NET REVENUES. We had no revenues from our e-commerce or streaming media operations in fiscal 1998 as we did not adopt our internet-focused plan until first quarter fiscal 1999.

         OPERATING EXPENSES. Our operating expenses increased 322% to $304,919 in fiscal 1998 from $72,214 in fiscal 1997. This increase was due primarily to costs for legal and accounting fees associated with registering as a public reporting company with the SEC, and the costs associated with renting and occupying our new facility in Nanaimo, British Columbia, as follows:

         - Advertising expense increased to $6,691 from zero in fiscal 1997, due to the cost of press releases.

         - Amortization increased to $29,973 in fiscal 1998 from zero in fiscal 1997, due to our purchase of computer equipment, leasehold improvements and office furniture.

         - Professional fees increased 199% to $147,500 in fiscal 1998 from $49,386 in fiscal 1997, for legal and accounting services for our SEC registration.

         - Office expenses increased 213% to $68,402 from $21,842 in fiscal 1997, mainly due to increased rent for the new facility.

         - Travel expenses increased to $21,174 in fiscal 1998 from zero in fiscal 1997, for travel associated with trade shows and funding efforts.

         - Wages and benefits increased 1,109% to $17,659 in fiscal 1998 from $1,461 in fiscal 1997, due to hiring office staff.

         INTEREST EXPENSE. Our net interest expense and financing fees increased 192% to $1,298 in fiscal 1998 from $445 in fiscal 1997, due primarily to interest assessed on late paid payroll withholdings.

         NET LOSS FROM CONTINUING OPERATIONS. We experienced a $304,919 net loss from our continuing operations in fiscal 1998, up 322% from our $72,214 net loss from continuing operations in fiscal 1997, as the result of our lack of revenues from continuing operations and increased operating expenses, as discussed above.

         NET LOSS FROM ALL OPERATIONS. We experienced a $472,674 net loss from all operations in fiscal 1998, up 334% from our $108,999 net loss from all operations in fiscal 1997 as the result of our increased operating expenses and declining revenues from discontinued operations. See " - Discontinued Operations."

NINE MONTHS ENDED APRIL 30, 1999 COMPARED TO NINE MONTHS ENDED APRIL 30, 1998

         NET REVENUES. We had no revenues from our e-commerce and streaming media operations in the nine months ended April 30, 1999, as our internet-focused business did not begin generating revenue until May 1999. See "
- Recent Events".

         OPERATING EXPENSES. Our operating expenses increased 606% to $1,210,039 in the nine months ended April 30, 1999, from $171,494 in the nine months ended April 30, 1998. This increase was due primarily to compensation expense relating to stock option grants to our employees' and directors' increased legal, accounting and other expense related to being a public reporting company, expenses related to our new facility, and development and launch of our internet sites and our network associate programs, as follows:

         - Advertising, investor relations and marketing expenses increased 3,999% to $144,648 in the nine months ended April 30, 1999, from $3,529 in the nine months ended April 30, 1998, due to investigations regarding development of the e-commerce model, marketing of the network associate program, and related press releases.

         - Amortization increased 440% to $90,060 in the nine months ended April 30, 1999, from $16,678 in the nine months ended April 30, 1998, due to our acquisition of additional capital assets and our incurring a full nine months of depreciation as opposed to a partial period in the previous year.

         - Professional fees increased 84% to $159,114 in the nine months ended April 30, 1999, from $86,586 in the nine months ended April 30, 1998, due to the issuance of stock options in lieu of consulting fees.

         - Office and miscellaneous expenses increased 175% to $114,740 in the nine months ended April 30, 1999, from $41,708 in the nine months ended April 30, 1998, due to the increased cost of our new facility.

         - Travel expense increased 385% to $75,549 in the nine months ended April 30, 1999, from $15,590 in the nine months ended April 30, 1998, due to travel relating to development of strategic alliances, working with web site designers and developers, attending industry related conferences, and meeting with potential financing sources.

         - We incurred stock option compensation expenses of $548,800 in the nine months ended April 30, 1999, compared to zero in the nine months ended April 30, 1998, as the result of issuing stock options to certain officers and employees of the Company for less than the market trading price of our common stock on the date we began trading on the OTC Bulletin Board. See "Certain Transactions."

         INTEREST EXPENSE. Our net interest expense and financing fees increased 13,566% to $47,283 in the nine months ended April 30, 1999, from $346 in the nine months ended April 30, 1998, due primarily to interest payments on the Rolling Oaks Enterprises, LLC loan. See "- Financing Activities."

         NET LOSS FROM CONTINUING OPERATIONS. We experienced a $1,257,322 net loss from continuing operations for the nine months ended April 30, 1999, up 632% from our $171,840 net loss from continuing operations for the nine months ended April 30, 1998, due primarily to the increase in operating expenses and the lack of revenues from continuing operations.

         NET LOSS FROM ALL OPERATIONS. We experienced a $1,259,402 net loss from all operations for the nine months ended April 30, 1999, up 448% from our $229,801 net loss from all operations for the nine months ended April 30, 1998. See " - Discontinued Operations".

LIQUIDITY AND CAPITAL RESOURCES

-------------------------------------------------------------------------------
NOTE: The financial results contained in the following discussion have been restated to exclude our discontinued call center and home satellite businesses. For summary financial results from those operations, see "- Discontinued Operations". This section should be read in conjunction with "- Results of Operations," above.
-------------------------------------------------------------------------------

YEAR ENDED JULY 31, 1998 COMPARED TO YEAR ENDED JULY 31, 1997


         FINANCING ACTIVITIES. We financed our operations and capital expenditures in fiscal 1998 primarily by selling common stock through private placements which were exempt from registration under Rule 504 of Regulation D under the Securities Act. Cash from sales of common stock decreased 22% to $221,267 in fiscal 1998 from $283,700 in fiscal 1997. However, in fiscal 1998 we paid no dividends to our stockholders, as compared to $114,632 in dividends paid out in fiscal 1997.


         CAPITAL EXPENDITURES AND COMMITMENTS. Our capital expenditures increased 1,336% to $189,706 in fiscal 1998 from $13,209 in fiscal 1997, primarily due to purchases of office equipment and leasehold improvements for our new facility, and computer equipment and software. As of fiscal year end 1998 we had no material commitments outstanding for purchases of additional capital assets.

         WORKING CAPITAL (DEFICIENCY). At fiscal year ends 1998 and 1997, we had working capital (deficiency) of ($279,214), and $66,029, and working capital ratios of .26 and 1.32, respectively.

NINE MONTHS ENDED APRIL 30, 1999 COMPARED TO NINE MONTHS ENDED APRIL 30, 1998

         FINANCING ACTIVITIES. We financed our operations and capital expenditures in the nine months ended April 30, 1999 primarily from the proceeds of common stock sales, and loans from stockholders and a third-party lender. See "Recent Events." Cash from common stock sales upon the exercise of stock options increased 48% to $326,800 in the nine months ended April 30, 1999, from $221,267 from common stock sales in the nine months ended April 1998. In the nine months ended April 30, 1999, we obtained cash from loans totaling $825,751. The loans consisted of a one-year loan of $500,000, with a 24% interest rate, from Rolling Oaks Enterprises, LLC, and $325,751 in net short-term loans from stockholders and affiliates, as compared to our net loan repayment of $36,697 in the nine months ended April 30, 1998. These stockholder loans had no fixed term of repayment and were therefore classified as current liabilities on our balance sheet for April 30, 1999.

         CAPITAL EXPENDITURES AND COMMITMENTS. Our capital expenditures increased 180% to $462,463 in the nine months ended April 30, 1999, from $165,414 in the nine months ended April 30, 1998, primarily as the result of capitalized development costs for our Web sites and our other initiatives, and computer hardware and software purchases. As of April 30, 1999, we had no material commitments outstanding for purchases of additional capital assets, except for our April 20, 1999 engagement of RealNetworks Inc. to perform consulting services in connection with the design and development of the Global Media Broadcast Network. Under the terms of the agreement, as amended on June 4, 1999, we are required to make payments totaling $3,655,000 over the duration of the project with the final payment date projected to be December 21, 1999.

         WORKING CAPITAL (DEFICIENCY). At April 30, 1999 and April 30, 1998, we had working capital (deficiency) of ($991,176) and ($279,844), and working capital ratios of .11 and .26, respectively.

RECENT EVENTS


         CONVERTIBLE DEBENTURE AND WARRANT OFFERING. In May 1999, we raised $8.5 million through the sale of a convertible debenture, in the original principal amount of $8.5 million, and a five-year warrant to purchase 680,000 shares of common stock, to RGC International Investors LDC.



         The debenture and warrants were sold pursuant to a Securities Purchase Agreement between us and RGC, in a private placement pursuant to Regulation D under the Securities Act of 1933, as amended. The debenture was convertible at our option into shares of Series A preferred stock pending satisfaction of certain conditions, including stockholder approval of an amendment to our articles of incorporation creating 100 million shares of preferred stock and authorizing our board of directors to designate the number and the rights, preferences, privileges and restrictions of that preferred stock from time to time in series and certain corporate filings with the Nevada Secretary of State. On July 19, 1999, having satisfied those conditions, we exercised our right to convert the debenture into 8,500 shares of Series A preferred stock.



         The stated value ($1,000), of each share of Series A preferred stock, plus an amount accruing thereon at the rate of 5% per annum, is convertible from time to time into shares of our common stock based upon the lesser (a) a fixed conversion price of $8.125, which is 130% of the three-day average ending April 30, 1999, the date RGC committed to the investment, or (b) a variable conversion price equal to 100% of the future market price of the common stock at the time of conversion. The fixed conversion price and the applicable percentage of the future market price are subject to adjustment if our common stock is not listed on the Nasdaq National Market or the Nasdaq SmallCap Market by November 6, 1999. Under the terms of the Series A preferred stock, RGC or its assigns have the option, exercisable simultaneously with their conversion of the Series A preferred stock into common stock from time to time, to purchase an equal number of additional shares of common stock at a per share price equal to the conversion price in effect at the time of conversion. Without giving effect to the accrual of additional amounts on the stated value of the Series A preferred stock since May 6, 1999, the exercise in full of the these investment options could result in an additional $8.5 million being invested by RGC, for a total investment by RGC of $17 million. To the extent not previously converted, the shares of Series A preferred stock will automatically convert into common stock on May 6, 2002. See "Description of Capital Stock - Preferred Stock - Series A Convertible Preferred Stock."



         The warrants we issued to RGC are exercisable at $8.3475 per share (135% of the average closing bid price of our common stock for the three trading days ending April 30, 1999, the date RGC committed to the investment).


         The Series A preferred stock has no voting rights, except that the holders of the Series A preferred stock have the right to vote on issues directly affecting the Series A preferred stock as a class. Under certain circumstances, the Series A preferred stock may become redeemable, mandatorily or at the option of RGC depending on the applicable circumstance. See "Description of Capital Stock - Preferred Stock - Series A Convertible Preferred Stock."


         Pursuant to a Registration Rights Agreement entered between us and RGC, we were obligated to file with the SEC a registration statement of which this prospectus is a part to register for resale the shares of our common stock which may be acquired upon conversion of, and exercise of the investment options relating to, the shares of Series A preferred stock issued to RGC, as well as the shares of common stock issuable upon exercise of the warrants. See "Description of Capital Stock - Registration Rights."


         LOAN REPAYMENT. In May 1999, we repaid the $500,000 loan from Rolling Oaks Enterprises, LLC, plus $48,200 in accrued interest, from the proceeds of the convertible debenture offering.

         LAUNCH OF E-COMMERCE SITE. We launched our "globalmedia.com" online store on May 18, 1999. We adopted an initial pricing policy intended to result in a small initial volume of transactions while site development and systems integration is fully completed. We intend to generally lower prices during the first quarter fiscal 2000, which is anticipated to have the effect of increasing sales. We do not anticipate earning significant revenues until we implement the pricing changes and launch our Global Media Network program.


SHAREHOLDER LOAN RESTRUCTURE



         On July 26, 1999, we completed a restructure of loans received from Benjamin Metcalfe, and from a company affiliated with Robert Fuller. In that restructure, we issued the following shares of common stock and promissory notes pursuant to the exemption from registration contained in Section 4(2) of the Securities Act:



         - 15,631 shares of common stock and a promissory note for $127,000 in initial principal balance to Benjamin Metcalfe; and



         - 9,217 shares of common stock and a promissory note for $74,886.50 in initial principal balance to Sandcastle Inn Ltd.



FUTURE CAPITAL REQUIREMENTS

         We expect negative cash flow from operations to continue for the foreseeable future, as we continue to develop and market our internet-focused operations. We believe that the net proceeds from our convertible debenture offering and revenue from our Web sites, plus the potential availability of additional stockholder and affiliate loans, will be sufficient to meet our operating cash requirements and budgeted capital expenditures through second quarter fiscal 2000. We expect to meet our long-term cash and operational requirements through equity financings and revenues from our Web sites, Global Media Network program and Global Media Broadcast Network streaming media program.

SEASONALITY

         We expect our operating results to fluctuate significantly from period to period. Both seasonal fluctuations in internet usage and traditional retail seasonality may affect our business. Internet usage generally declines during the summer. Sales in the traditional retail book and music industries usually increase significantly in the fourth calendar quarter of each year and are correspondingly lower in other quarters. If similar seasonal patterns emerge in e-commerce, our revenues may vary significantly from period to period.

FOREIGN CURRENCY TRANSLATION

         We have translated our monetary assets and liabilities which are denominated in a foreign currency into U.S. dollars at the period-end exchange rate, and have translated other balances at the rates in effect on the dates of the transaction. We have translated our income and expense items at the average exchange rates prevailing during the fiscal period. We have historically recorded the resulting translation adjustments for Westcoast as a separate component of stockholders' equity. Exchange gains and losses arising on translation are reflected in net income for the period.

DISCONTINUED OPERATIONS

CALL CENTER BUSINESS.

         Our discontinued call center business provided small U.S. and Canadian public companies with investor relations and information dissemination services in various industries, using its customized contact management software and contact database. This database was based in part on the customer list from our home satellite business. See "- Home Satellite Business." We began our call center business in first quarter fiscal 1998 and discontinued it in third quarter fiscal 1999, due to the difficulty of replacing a terminated key employee and our decision to focus on e-commerce activities. We have accounted for the call center business as a discontinued operation, and accordingly, its operations have been segregated in the accompanying consolidated statements of operations. The following chart summarizes the Company's revenue and expenses from the call center business:


                                              Years Ended                           Nine Months Ended
                                                July 31,                                April 30,
                                                --------                                ---------

                                       27

                                      1997                1998                  1998              1999
                               ---------------------------------------    -----------------------------------
Total revenue                         $ 0               $326,279              $261,954          $20,534

General and administrative
expenses
                                        0                217,666               115,457           20,534
                                      ---               --------              --------          -------

Net profit                            $ 0               $108,613              $146,497          $     0
                                      ---               --------              --------          -------
                                      ---               --------              --------          -------

HOME SATELLITE BUSINESS.

         Westcoast Wireless Cable Ltd., one of our wholly-owned subsidiaries, was in the business of direct marketing of home satellite programming and hardware since May 1994. Our president, Michael Metcalfe, was originally the sole owner of Westcoast. The Company acquired all of the stock of Westcoast from Mr. Metcalfe in May 1997, in exchange for 8,000,000 shares of the Company's common stock and $100,000 in cash. See "Certain Transactions." Westcoast discontinued its home satellite operations in the fourth quarter of fiscal 1998 following a decision by the Canadian Federal Court of Appeal in November, 1997 prohibiting the sale of U.S.-based satellite and programming services in Canada. Westcoast has been accounted for as a discontinued operation, and accordingly, its operations have been segregated in the accompanying consolidated statements of operations. The following chart summarizes Westcoast's revenue and expenses:

                                                            Years Ended
                                                             July 31,
                                                  ------------------------------
                                                      1997               1998
                                                  ------------------------------
Total revenue                                     $ 1,637,732         $  591,938
Cost of sales                                         755,446            418,167
Commission paid                                       621,597            133,934
                                                  -----------         ----------
Gross profit                                          260,689             39,837
General and administrative expenses                   297,474            324,887
Income tax recovery                                        --              8,682
                                                  -----------         ----------
Net profit (loss)                                 $   (36,785)        $ (276,368)
                                                  -----------         ----------
                                                  -----------         ----------

RISKS ASSOCIATED WITH THE YEAR 2000

         The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Any failure of our material systems, our vendors' material systems or the Internet to be year 2000 compliant would have material adverse consequences for us. These consequences would include difficulties in operating our site effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business.

         We are currently assessing the year 2000 readiness of the software, computer technology and other systems that we use internally which may not be year 2000 compliant. However, we do not believe that we have material exposure to the year 2000 issue with respect to our own information systems since our existing systems correctly define the year 2000.

         We have not begun inquiries of our material vendors as to the year 2000 compliance of their own systems or whether they have or finalized any contingency plans to address year 2000 problems that may arise. We are currently unable to predict the extent to which the year 2000 issue will affect our suppliers, or the extent to which it would be vulnerable to our suppliers' failure to remediate any year 2000 issues on a timely basis. The failure of a major supplier subject to the year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with our systems could have a material adverse effect on us.

         We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our products and services. We anticipate that most of the sales through our e-commerce site will be made with credit cards. Our business and results of operations therefore may be materially adversely affected to the extent that our customers are unable to use their credit cards due to year 2000 issues that are not rectified by their credit card providers. One further, and more extreme, case may be the failure of the communication mode (telephone, cable or satellite), over the Internet, which could significantly impact our ability to generate sales.

         At this time, we have not yet developed a contingency plan to address situations that may result if we, our suppliers or the credit card systems used by our customers are unable to achieve year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be significant and could have a material adverse effect on our business.

RECENT ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board has issued SFAS133, "Accounting for derivative instruments and hedging activities". SFAS 133 is effective for financial statements for fiscal years beginning after June 15, 2000. We are unable to predict to what extent, if any, that our business will be effected once SFAS 133 is effective.

                                    BUSINESS

OVERVIEW


         Global Media is an online seller of music CDs, home video, cassettes, DVDs, books and other entertainment products. Our online store, on the Web at www.globalmedia.com, combines an extensive catalogue of products, easy-to-use navigation and search capabilities, rich, entertainment-focused content and a vibrant online community for fans of music, books, videos, and other entertainment products. We currently do not intend to aggressively promote our own online store because we believe the marketing efforts and expenditures associated with creating a successful brand in the online entertainment product retailing industry would strain our resources. Instead of pursuing a branded online retailing strategy, we are striving to extend our customer reach on the Web by implementing a network associate program under the "Global Media Network" name. Through our Global Media Network program, we have begun offering radio and television stations and other businesses an e-commerce solution which combines a customizable, private label online entertainment merchandise store on the network associate's own Web site with our back-end e-commerce system and services. Visitors to a network associate's Web site will be able to order merchandise on the associate's branded online storefront, while the orders will be processed through our back-end systems and fulfilled by our order fulfillment partners. In addition to our Global Media Network e-commerce business, we are currently developing a streaming media solution, to be promoted under the "Global Media Broadcast Network" name, through a strategic relationship with RealNetworks, Inc. Once this system is complete and ready for commercial launch, we will offer our network associates the ability to stream live and simulated live audio, video and other multimedia content (such as radio feeds) over the Internet. This system has been designed so that it can be combined with our private label e-commerce solution and enable our network associates to offer an integrated e-commerce and multimedia entertainment solution.


INDUSTRY BACKGROUND

         The impact of the Internet on, and its importance to, the global economy is increasing significantly. International Data Corporation estimates that the number of persons accessing the Web will reach 320 million by 2002 and total Internet commerce - the purchase of goods and services over the Internet by both businesses and consumers will approach $250 billion by 2002. Advances in technology, such as streaming media technologies, and broadband access are making the Internet an increasingly important new medium for multimedia content delivery and distribution. We believe that the increase in usage of the Web for commerce and multimedia content delivery will be due to a number of factors, including the following:

         - a large and growing base of personal computers and other Web access devices in the home and workplace;

         - declines in the cost of personal computers and other Web access devices;

         -    declines in the cost of Internet access;

         -    increases in the performance of personal computers;

         -    broadband access and increases in Internet bandwidth;

         - advances in streaming media technologies that enable the continuous transmission and playback of multimedia content, such as audio and video, which will improve the type and quality of content available on the Web;

         - the availability of a broader range of online products and services; and

         - growing awareness by businesses and consumers of the benefits of online shopping and the delivery or consumption of multimedia content.

         The Internet is unique as a multipurpose medium for communicating, delivering and finding information and other content and purchasing products and services. The Internet offers powerful characteristics, such as instant access to a wide variety of content and commerce destinations, vast selection, interactivity and personalization, that differentiate it from traditional media and commerce distribution channels. We believe that, among other things, these characteristics will facilitate use of the Internet as a purchasing medium. International Data Corporation estimates that worldwide business-to-consumer sales over the Internet will increase from approximately $11 billion in 1998 to approximately $93 billion by 2002.

         Traditional channels of entertainment merchandise retail distribution, such as music stores, home video stores, bookstores and mass market retailers, have many limitations, including:

         - INCONVENIENCE. Shopping at a physical store can be inconvenient. It involves time-consuming activities such as making a trip to the store, finding a parking space, searching for desired merchandise and waiting in line to make a purchase. Searching for merchandise can be especially time-consuming if the consumer is simply browsing (i.e., is not looking for a particular title or artist), since searching generally for entertainment merchandise that may interest the consumer can involve significant time combing through aisles of CDs or rows and rows of books or videos.

         - NARROW SELECTION. Consumers of entertainment products value the opportunity to select items from a broad range of products that best fit their interests. Often, consumers must choose from a narrow selection at traditional store-based retailers. In the entertainment merchandising industry, stores often specialize in particular types of products, such as books or music only, forcing the consumer to make a trip to more than one store. Even mass market retailers that offer selections from a wide variety of entertainment product categories often have a narrow selection of titles or genres within those categories because of limitations on the amount of shelf-space and the resulting need to offer only the fastest selling titles, genres or products.

         - LACK OF INFORMATION AND PERSONALIZATION. Physical retailers are space-constrained and invest heavily in inventory, real estate, building improvements and hiring and training of store personnel. Although some large entertainment merchandisers have made strides to include customized information and better opportunities for consumers to sample the products they carry (such as kiosks at music retailers that allow customers to preview CDs), physical retailers generally lack the display space and resources to provide consumers in-depth information, such as book or music reviews and interviews with authors and artists, that could greatly enhance the shopping experience. Physical retailers also have no way of instantaneously gauging and responding to an individual consumer's personal tastes.

         Because online retailers of entertainment products incur a fraction of the costs for physical space and personnel and have almost unlimited "virtual" shelf space, they can offer consumers a broader range of product categories, and selections within those categories, than can physical retailers. In addition, online retailers can provide consumers with a wide range of useful and entertaining information as part of the online shopping experience, such as interviews with authors or artists, book, music or video reviews, discographies and other lists of artists' works, historical perspectives and feedback from other consumers. The online shopping experience can be interactive, such as giving consumers the opportunity to provide their own personal reviews of products that they have bought. Online retailing also offers the opportunity to create communities of like-minded consumers. Finally, online retailers can also use technology to instantaneously gauge and respond to a particular consumer's interests, such as offering online recommendations or suggestions by e-mail of other products the consumer may be interested in based on the buying patterns of customers who bought the same product or information provided by the consumer about his or her own interests.

         Many online retailers of entertainment merchandise provide a shopping experience that, while convenient, informative and offering a wide selection of products, fails to fully deliver on entertainment value. Certain strategic relationships between online retailers and multimedia content delivery companies have attempted to create a blended online commerce and entertainment experience, but these initiatives are often limited in the product selection offered on the content deliverer's Web site and give a "piecemeal" impression to consumers, who are exposed to multiple companies' brands and Web site "look-and-feel" as part of the shopping/entertainment experience.

         Many online retailers initially assumed heavy spending on marketing and brand creation would be limited to the early years of their companies' histories. However, with barriers to entry in online retailing low and price competition intense, we believe that the cost of attracting and keeping online retail customers will remain high and even increase. Many in the online retailing industry now believe that continued heavy spending on marketing will be necessary just to defend market share, making profitability in online retailing all that more elusive.

OUR SOLUTION

         Our e-commerce solution leverages the Internet's capabilities for delivering multimedia content, including live video and audio programming, to create a unique, integrated shopping and entertainment experience for the customers of our network associates and our own online store. The key features of our solution consist of the following:

         - CONVENIENCE. Our online store and those of our network associates may be reached from wherever the customer has access to the Web, such as the home or office. Customers may shop 24 hours a day, seven days a week. We deliver directly to the customer's home or office, obviating the need for a trip to a physical store. Customers can quickly search an extensive catalogue of products using a variety of search parameters.

         - SELECTION. Without the inventory or shelf-space limitations of physical retailers, we offer a large selection of CDs, videos, DVDs and books and will expand that selection as we add more fulfillment partners. We also intend to become involved in new forms of distribution of entertainment products, such as direct download of audio files, and intend to offer complementary products and services, such as T-shirt, magazine subscription and concert and event ticket sales.

         - CONTENT. We currently offer entertainment-focused content on our site, ranging from music and entertainment news to interviews with artists and authors, biographies and lists of their works. We will also offer content in formats designed to enhance the customer's shopping experience, such as music clips that customers may sample before ordering CDs. Because we believe that online consumers of entertainment merchandise expect a more entertaining and informative shopping experience than they can find at traditional retail stores and in most online stores, we are planning to further integrate streaming media into our online merchandising solution.


         - COMMUNITY. To create an online experience that will encourage customers to return to our site, we strive to build community by inviting customers and artists to post reviews of the products we sell, sponsor competitions and host entertainment-oriented chat sessions. On our indielife.com and indieaudio.com sites, we offer content and community relating to alternative music and independent lifestyles and enable visitors to those sites to click through to our branded storefront if they desire to purchase products.


         - EXTENDED REACH THROUGH NETWORK ASSOCIATE AND BROADCASTING PROGRAMS. Our Global Media Network program will extend our reach on the Web for consumers of entertainment merchandise. We will initially target the radio and television industry to take advantage of the obvious synergies between entertainment product retailing and that industry. We will offer our network associates a customized, private label online storefront. In addition, through a strategic relationship with RealNetworks, we are developing the Global Media Broadcast Network, which we will offer to network associates to enable them to stream audio, video and other multimedia content and create a blended entertainment and e-commerce experience.

OUR STRATEGY


         Our objective is to become a leading online entertainment company by building a network of private label entertainment product storefronts on the Web and developing an online broadcast solution for the delivery of streaming media over the Internet. To achieve our objective, we intend to attract a growing base of consumers of entertainment products and content to our network associates Web sites and to our own online store, and provide them with a superior shopping and entertainment experience. Key elements of our strategy include:


         - FOCUS ON CORE STRENGTHS AND ENHANCE STRATEGIC RELATIONSHIPS. We intend to leverage off our management team's extensive experience and understanding of the entertainment industry and the convergence of entertainment and the Internet to deliver an integrated entertainment merchandise retailing and content solution. We will rely extensively on third parties for cutting edge technologies to enable us to provide e-commerce and multimedia streaming services and for inventory management, order fulfillment and shipment. By aggregating the best in technology, content, entertainment products and distribution services through strategic relationships with third parties, we believe that we can maintain our focus on continuously enhancing the shopping and entertainment experiences of our customers.

         - CONTINUOUSLY IMPROVE OUR ONLINE STORE AND SERVICES. We seek to combine a wide product selection and eye-catching multimedia content and information with the unique aspects of the Internet to deliver a convenient, entertaining and personalized shopping experience. To improve our site, we intend to expand our product offerings, both within our existing categories and by extending into other categories of entertainment-oriented products and services, improve the depth and variety of content on our site, including streamed audio, video and other multimedia content, and offer more personalized services, such as recommendations based on purchases by consumers of similar product selections or preferences provided by the customer.

         - EXTEND REACH THROUGH NETWORK ASSOCIATE AND BROADCASTING INITIATIVES. We intend to aggressively pursue our Global Media Network and Global Media Broadcast Network programs to drive sales of our entertainment merchandise and provide additional revenue streams. By offering our network associates a low-cost solution for offering online entertainment product retailing and, if desired, multimedia content streaming capabilities, we believe that we will extend our customer reach on the Web on a more cost-effective basis than if we were to try to establish and maintain that reach solely through our own direct marketing and promotion efforts.

         - MAINTAIN TECHNOLOGY FOCUS. We intend to use technology that we develop or that we acquire or license through strategic relationships with third parties. We will continue to develop our site's navigation and search capabilities and features to further personalize our customers' shopping experience and their ability to find products and content. We will also use technology to increase the efficiency of order processing and fulfillment services.

         - ENSURE QUICK AND EFFICIENT DISTRIBUTION. We intend to continuously increase the automation and efficiency of our fulfillment and distribution capabilities. Because we outsource our order fulfillment operations, we intend to work with our fulfillment partners to find more ways to ensure prompt order processing and delivery to our customers.

OUR GLOBAL MEDIA NETWORK PROGRAM AND THE GLOBAL MEDIA BROADCAST NETWORK


         We have developed a "network associate" program, the Global Media Network, to drive sales of the entertainment merchandise that we carry. Under this program, we will offer network associates a complete, end-to-end entertainment product e-commerce solution. Using storefront templates that we have developed, we will design a customized online storefront through which the network associate can provide the e-commerce services and related content that we offer. Unlike the affiliate or associate programs that are prevalent in the consumer e-commerce industry, our program will enable a network associate to maintain a complete online storefront under its own brand name consistent with the "look and feel" of its own Web site. The network associate's private label storefront can be customized to offer products and related content tailored to the network associate's target audience. We integrate the network associate's online storefront with our back end e-commerce system and services. While visitors to the network associate's storefront will have an associate-branded shopping experience, the orders will actually be placed through and processed by our back-end system, the orders will be fulfilled and shipped by our fulfillment partners and we will provide all related customer service. We will share with our network associates a percentage of the gross margin realized on products sold through our network associates' stores.


         We believe our Global Media Network program will be attractive to companies for a variety of reasons. In particular, our program:


         - enables companies that lack the financial and technical resources to develop and maintain their own proprietary e-commerce solutions to enter into the e-commerce business for a low up-front cost and minimal continuing direct cost (other than what they spend to market their online stores);

         - helps companies expand their Web sites to provide additional revenue streams and enhance the appeal to their online audiences;

         - allows companies to extend their brands onto the Web or maintain their existing online brands and avoid the "brand dilution" and disjointed customer experience engendered by industry-prevalent e-commerce affiliate programs, which are offered under the merchant partner's own brand -sometimes with an entirely different "look and feel" from the affiliate's own Web site;

         - allows companies to focus on core businesses and strengths by outsourcing their e-commerce business to us.


         To take advantage of significant improvements in multimedia streaming technologies, the resulting convergence of radio, television and other multimedia content with the Internet, and the potential for creating a compelling e-commerce and entertainment system, we are developing the "Global Media Broadcast Network" through a strategic relationship with RealNetworks. Using a customized RealNetworks multimedia player, other software being developed by RealNetworks, and the Real Broadcast Network multimedia streaming infrastructure, the Global Media Broadcast Network will enable our participating network associates in the Global Media Broadcast Network to deliver live and simulated live multimedia content such as radio feeds. The Global Media Broadcast Network will provide cutting-edge multimedia content delivery capabilities and can be combined with the private label entertainment product merchandising solution offered under our Global Media Network program. In addition to the revenues we derive from product sales on the networks associate's Web site, we will derive revenues from resale of streaming media bandwidth on the Real Broadcast Network to our Global Media Broadcast Network associates.



         We believe our network associate programs, including the Global Media Broadcast Network, will significantly extend our customer reach on the Web and drive sales of the entertainment merchandise we carry while minimizing the efforts and expense we believe we would otherwise expend to establish and maintain that reach under our own brand. The programs will allow us to leverage off the efforts of our network associates to promote their own brands and other businesses, both online and offline.


OUR WEB SITES

                                 OUR MAIN STORE.

         Visitors to globalmedia.com see a home page that highlights our three product "departments," Music, Books and Videos, as well as content such as entertainment focused news and interviews with artists and authors. We periodically rotate specific title promotions in each of the departments on our home page. A visitor can launch the "Global Media Radio" station, which continuously streams commercial-free music in various genres, from our home page and enjoy the music while browsing the store. A shopper can browse the store by clicking on the permanently displayed department names to move directly to the department home page and view selected title promotions within that department, current top-selling titles and additional content oriented to the products offered in that department. Shoppers can also search the store by entering text, such as a title, an artist's or author's name, or a keyword, in the search box at the top of any page. Search results return a list of one or more products that relate to the search term, and customers can click on a link to the desired item to obtain more information such as:

         - CDs: artist name, genre, label, release date, song titles and price

         - Books: author name, genre, format (hardcover or paperback), number of pages, publication date, publisher and prices

         - Videos: director name, names of actors, studio name, format (video cassette or DVD), available releases and prices

         A customer can order a product by clicking on the "buy" button next to the desired product (and, if relevant, format). The product is then added to the customer's "shopping cart." The customer can add or delete items from his or her shopping cart at any time prior to final purchase. When the customer finishes selecting the desired products, he or she goes to checkout. (A first-time purchaser registers his or her name, e-mail address, password, shipping address and valid credit card information. All of this information is maintained in a secure format and remains available for the customer's future access. The next time he or she wants to purchase products from our site, our system automatically recalls this registration information to make the checkout process quick and easy.) The checkout page presents the customer with the various items he or she has selected, the subtotal, tax (if applicable) and shipping charges. The customer may add or delete products at this stage or change the method of shipping. When satisfied with the order, the customer clicks on the "purchase" button and the final order is entered into our system. A customer will be notified by e-mail of the receipt of the order, if the credit card information was declined, and when the products ordered have been shipped.

         We strive to use content effectively to encourage purchases by customers who may be browsing our site without a specific title, author or artist in mind. All of the textual content we provide on our main home page and department home pages have direct links to related products. For example, an interview with a member of a particular rock band might include a "buy" button that links the customer to the product listing for the band's latest release. We also seek to use content to enhance the information and entertainment value of our customers' shopping experience. For example, for many of the CDs we carry, customers can sample audio tracks before purchasing the CD. We also include useful and entertaining textual information about many of our products, such as a summary review of the CD, video or book, information about the artists, and short excerpts from third party reviews. We enable visitors to submit reviews of products we carry that can be read by other visitors as part of their shopping experience.

         OUR OTHER SITES.

         We currently operate two other related Web sites, indielife.com and indieaudio.com, which focus on content and community oriented to independent lifestyles, musicians and fans of alternative music. While we expect that these sites may generate some revenues from advertising and other activities, we currently view these sites primarily as means of driving customer traffic to our main online store. Our indielife.com and indieaudio.com sites currently offer:

         - the latest alternative music news (from tours to upcoming new releases), reviews of new music and in-depth interviews with the artists and other personalities active in the alternative music and independent lifestyle scenes;

         - other news and content about issues of concern or interest to the target audience;

         -    forums to chat with other visitors;

         -    interactive games;

         - audio/visual content such as animation and streamed video from content providers such as Honkworm International and Pseudo TV; and

         - three genres of online radio channels broadcasting media streams.

         Our indieaudio.com site also recently became an affiliate in Liquid Audio, Inc.'s "Liquid Music Network." As a Liquid Music Network associate, we offer for purchase on our indieaudio.com site downloadable, CD-quality audio files from selected titles of various artists in the Liquid Music Network catalogue. Using Liquid Audio's technology, customers can purchase individual songs from one or more artists and create their own unique digital mixes.

CUSTOMER SERVICE

         We believe that our ability to establish and maintain long-term relationships with our customers (and those of our network associates) and to encourage repeat visits and purchases will depend in part on the strength of our customer support and service operations. We intend to expand our customer support and service staff and automate certain of the tools used by them to enhance the efficiency and quality of our customer support and service efforts. In addition, we will seek to achieve frequent communication with and feedback from our customers to continually improve our e-commerce solution, product offerings and related services.

MARKETING AND PROMOTION

         While we view our network associate programs as the critical component of our plan to increase sales of our entertainment products, our marketing strategy will also focus on:

         - increasing traffic to our main online store and the indielife.com and indieaudio.com sites;

         -    building customer loyalty;

         -    maximizing repeat purchases; and

         -    developing incremental revenue opportunities.

         We intend to pursue a variety of media, business development and promotional methods to achieve these goals, including online and traditional advertising and public relations activities (such as sponsoring concerts and other events). We also offer our own affiliate program, which will embed one or more general or product-specific links to our site on our affiliates' Web sites. Affiliates will be paid a commission on orders placed by customers who are directed to our site from the affiliates' Web sites.

STRATEGIC ALLIANCES

         In order to maintain and improve our online store and related services and increase traffic to our site, we seek to enter into strategic relationships with business partners who can offer technology, content and distribution capabilities, as well as marketing and cross-promotional opportunities. Examples include:

         - OUR RELATIONSHIP WITH REALNETWORKS. We have entered into an agreement with RealNetworks under which they are developing an advanced multimedia player and other software that will be combined with our e-commerce, ad-serving and other systems to create the Global Media Broadcast Network. We will also rely on RealNetwork's streaming media infrastructure, the Real Broadcast Network, to deliver streaming media services to our network associates in the Global Media Broadcast Network.

         - OUR RELATIONSHIP WITH FULFILLMENT PARTNERS. We have outsourced our order fulfillment and shipping operations to Baker & Taylor and Valley Media. We also intend to pursue other fulfillment partners to expand our product offerings. These relationships will allow us to focus on our core strengths of developing and enhancing compelling online entertainment product merchandising and content delivery initiatives. Moreover, we avoid the need to invest in warehouse and other distribution infrastructure or carry inventory.

         - OUR RELATIONSHIPS WITH CONTENT PROVIDERS. We currently license content from a variety of sources, including online publishers of entertainment and music news and artist interviews, games, animation and multimedia content.

TECHNOLOGY OPERATIONS

         We employ a broad range of technologies for both our e-commerce and streaming media services operations. Our e-commerce systems are being developed using open source technologies to ensure scalability, reliability and innovation. Highlights of our e-commerce systems include the following:

         NETWORK:

         - Partnership with key tier 1 Internet provider to deliver high bandwidth scalable connectivity

         - Several peering arrangements to ensure redundancy, speed, and minimal network bottlenecks

         SYSTEMS AND SOFTWARE:

         -    Standards-based architecture on open source software

         -    High portability avoiding "vendor specific lock-in"

         -    High performance platform

         -    Modular design for rapid application development

         Our streaming media services solution will be provided through several strategic technological partnerships with industry leaders and through the implementation of our own proprietary advancements. We have developed a key relationship with MCI/WorldCom to provide Internet connectivity for our Global Media Broadcast Network. In addition, we have established a strategic relationship with RealNetworks to develop an advanced multimedia player and other software that will be combined with our e-commerce, ad-serving and other systems to create the Global Media Broadcast Network.

COMPETITION

         The markets in which we are engaged are new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially-available software. We may not be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could adversely affect our business, results of operations and financial condition.

         We currently or potentially compete with a number of other companies. We compete with traditional physical retailers of entertainment merchandise, including large, well-established book, music and video stores such as Barnes & Noble, Inc., Borders Group, Inc. and Wherehouse Entertainment, Inc., and mass market retailers such as Wal-Mart Stores, Inc. and Kmart Corporation. In the market for online retailing of books, CDs, video cassettes and DVDs, we compete with large, well-established companies such as amazon.com, cdNow.com, barnesandnoble.com and borders.com. At such time as we begin offering streaming media services through our strategic relationship with RealNetworks, we will be competing with large, well-established Internet broadcasters such as broadcast.com and InterVU.

         Certain of our competitors currently offer, either alone or through strategic relationships with other companies, a blend of multimedia content delivery and e-commerce services to the principal target market for our network associate program. For example, a visitor to the Web site of broadcast.com, which broadcasts the radio signals of over 400 radio stations and over 40 television stations, can listen to a CD on broadcast.com's site and purchase it by seamlessly clicking through to amazon.com's site to place an order, or can listen to an audio book and purchase the print version from amazon.com. In addition, other companies offer e-commerce and content delivery services, including streaming media, to the radio industry, such as onradio.com, which provides content delivery and e-commerce capabilities through strategic relationships with amazon.com (for e-commerce), Microsoft (for its Media Player), InterVU (for streaming media services) and Vibe/SPIN Ventures (for other music-focused content). Because companies like broadcast.com and onradio.com already have established relationships with significant numbers of radio stations (in many cases, under exclusive contracts), we may have difficulty establishing market acceptance of our network associate program in the media industry even if we can offer a better integrated content delivery and e-commerce solution than these and other companies. Moreover, since our solution relies on technologies which are not proprietary to us, other competitors could license, acquire or develop the same or similar technologies to deliver a similar solution.

         Certain of our current and many of our potential competitors have longer operating histories, larger customer bases, greater brand recognition in other business and Internet markets and significantly greater financial, marketing, technical and other resources than us. In addition, other online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Therefore, certain of our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to Web site and systems development than us. Competitive pressures created by any one of these companies, or by our competitors collectively, may result in loss of market share and reduced operating margins, either of which could have a material adverse effect on our business, results of operations and financial condition.

INTELLECTUAL PROPERTY

         We rely or may in the future rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology and proprietary content. These legal protections afford only limited protection for our intellectual property and trade secrets. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our proprietary technology or otherwise obtain and use information that we regard as proprietary.

         We have not filed any U.S. or foreign applications for trademark registration of "Global Media," "globalmedia.com," "Global Media Network," "Global Media Broadcast Network" or any of our other trademarks. Were we to file for such registrations, we may be unable to secure them. It is also possible that our competitors or others will adopt service names similar to ours, possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term "Global Media." Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registrations, could negatively affect our business.

         Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States or other countries that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office or foreign regulatory agencies to determine priority of rights to the trademark. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Finally, to the extent that we sell our products internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Many countries have a "first-to-file" trademark registration system. As a result, we may be prevented from registering or using our trademarks in certain countries if third parties have previously filed applications to register or have registered the same or similar trademark. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

         We hold rights to various Web domain names, including "globalmedia.com," "gmcorp.net," "globalmediacorp.com," "indieaudio.com" and "indielife.com." Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

GOVERNMENT REGULATION

         Our company, operations and products and services are all subject to regulations set forth by various U.S. and Canadian federal, state, provincial and local regulatory agencies. We take measures to ensure our compliance with all such regulations as promulgated by these agencies from time to time. There are currently few laws and regulations directly applicable to the Internet. Any new law or regulation pertaining to, or the application or interpretation of existing laws to, the Internet could increase our cost of doing business or otherwise adversely affect our business. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. It is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The growth of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online both in the United States and abroad. Governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution more stringently than in the United States. This may affect our ability to conduct business internationally. Tax authorities in a number of states in the U.S. are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes.

         Several states in the U.S. have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our products and services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition.

In addition, because our sites are accessible worldwide and we facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

LEGAL PROCEEDINGS

         From time to time, we may be subject to legal proceedings and claims which may have a material adverse effect on our business. We are not aware of any current legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, prospects, financial condition or results of operations.

EMPLOYEES


         As of August 11, 1999, we employed approximately 64 full time staff. We also engage independent contractors from time to time for Web site development and to provide content such as editorials. None of our employees is represented by a labor union, and we consider our employee relations to be good. Competition for qualified personnel in our industry is intense, particularly for software development and other technical staff and management. We believe our future success will depend in part on our ability to attract, hire and retain qualified personnel.


FACILITIES


         Our principal executive office and operations are located in Vancouver, British Columbia, Canada in approximately 13,000 square feet of leased office space. The lease expires in August 2004. We also continue to lease approximately 5,700 square feet of office space in Nanaimo, British Columbia. This lease expires in July 2002. We are currently negotiating a lease for an office in New York, New York and are considering leasing space in Los Angeles, California. We believe our leased facilities, when combined with these additional U.S.
offices, will be adequate for our current operations, and that additional leased space can be obtained if needed.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES


         Our current directors, executive officers and other key employees, and their ages, as of August 11, 1999 are as follows:


                  NAME               AGE       POSITION
                  ----               ---       --------
         Michael Metcalfe            42        Chairman of the Board and President

         Robert Fuller               38        Director and Chief Executive
                                               Officer

         Winston V. Barta            28        Director, Vice President of
                                               Marketing and Business Development
                                               and Secretary

         L. James Porter             34        Chief Financial Officer and
                                               Assistant Secretary

         Monte Walls-Burris          29        Vice President of Corporate Affairs

         Annie Ho                    29        Vice President of Human Resources

         Jack MacDonald              70        Director

         Barr Potter                 50        Director

         MICHAEL METCALFE. Mr. Metcalfe is Global Media's founder. Mr. Metcalfe has held the positions of Chairman of the Board and President since Global Media's formation in April 1997, and previously held the same positions with Westcoast Wireless since May 1994. Mr. Metcalfe was director of sales and marketing for Starscan Communications, a marketer of satellite equipment and television programming located in Vancouver, B.C., from October 1991 to April 1994; and executive director of production for North American Pictures, Inc., a film production company, located in Vancouver, B.C., from January 1985 through June 1991.

         ROBERT FULLER. Mr. Fuller has been Global Media's Chief Executive Officer and a director since May 1997. Mr. Fuller has also been the president and a director of Lifestyle Development Ltd., a private fitness center operator located in Nanaimo, B.C. since September 1991. Prior to joining Global Media, Mr. Fuller was the president and a director of 375801 BC Ltd., a private operator of a hotel and pub located in Bamfield, B.C., from June 1994 to May 1997; the president and a director of Promark Construction Co. Inc., a private real estate developer located in Nanaimo, B.C., from February 1992 to December 1997; and an accountant with, and then a manager in, the Entrepreneurial Division of Ernst & Young, Chartered Accountants in Vancouver, B.C. from May 1983 to September 1989. Mr. Fuller is a Canadian Chartered Accountant and received a bachelor of commerce degree from the University of British Columbia in accounting and management information systems.

         WINSTON V. BARTA. Mr. Barta has been Global Media's Vice President of Marketing and Business Development, Secretary, and a director since September 1997. Previously, Mr. Barta was a vice president of marketing for Starnet Communications, a publicly traded Internet company located in Vancouver, B.C., from July 1996 to July 1997, and a senior account executive at Motion Works Group, a publicly traded consumer software developer company located in Vancouver, B.C., from June 1995 to April 1996. Mr. Barta has a bachelor of commerce degree in marketing from Concordia University in Montreal and an MBA in marketing from Simon Fraser University in Vancouver, B.C.

         L. JAMES PORTER. Mr. Porter has been Global Media's Chief Financial Officer since April 1999 and Assistant Secretary since May 1999. Since August 1998, Mr. Porter has served as president of LJ Ventures, a financial consulting firm. From February 1995 through July 1998, Mr. Porter was a director, chief financial officer and secretary of Harriston Corporation, a diversified holding company with offices in Vancouver B.C., New York, New York and Costa Mesa, California. From September 1987 through January 1995, Mr. Porter was a senior manager and held other positions with Arthur Andersen, Chartered Accountants, in Vancouver, B.C. Mr. Porter has a bachelor of commerce degree in Finance from the University of British Columbia. He is a Canadian Chartered Accountant, a U.S. Certified Public Accountant, and a U.S. Chartered Financial Analyst.

         MONTE WALLS-BURRIS. Mr. Burris has been Global Media's Vice President of Corporate Affairs since January 1998. Previously, Mr. Burris was an institutional trader at Dominick & Dominick, a private stock brokerage and market maker located in New York, New York, with offices in Vancouver, B.C., from August 1996 to January 1998. From January 1995 to June 1996, he was a vice president, international business at Hansa bank in the British West Indies. Mr. Burris earned a bachelor of arts degree in Art History and 20th Century American History from the University of Western Ontario.

         ANNIE HO. Ms. Ho has been Global Media's Vice President of Human Resources since April 1999. From March 1996 to April 1999, she was a human resources manager for R.A. Malatest and Associates Ltd. ("Malatest"), an economic and market research company located in Victoria, B.C., and from October 1993 until March 1996 she served as a senior researcher at Malatest. Ms. Ho holds a bachelor of arts degree in Economics and Sociology from the University of Victoria and a master of arts degree in organizational leadership and training from Royal Road University.

         JACK D. MACDONALD. Mr. MacDonald has been a director of Global Media since November, 1997. Mr. MacDonald was a director of TKO Resources Inc., a publicly traded mining exploration company located in Vancouver, B.C., from May 1996 to September 1997, and was the president, chief executive officer and a director of Salus Resource Corp., and of its predecessor, Arapaho Mining Corp., a publicly-traded mining exploration company located in Vancouver, B.C., from May 1990 to October 1996.

         BARR POTTER. Mr. Potter has been a director of Global Media since May 1999. Mr. Potter currently serves as the chairman and chief executive officer of Tripod Entertainment, Inc., a feature films production and distribution company located in Los Angeles, California. From April 1, 1994 through March 31, 1999, Mr. Potter was the chairman and chief executive officer of Largo Entertainment, Inc., a feature films production and distribution company located in Los Angeles, California and a subsidiary of JVC Entertainment, Inc. ("JVC Entertainment"). Mr. Potter earned a bachelor of arts degree in Economics from Yale University and a juris doctor degree from Columbia University School of Law.

BOARD OF DIRECTORS

         Under our Articles of Incorporation and Bylaws, our directors hold office until the next annual meeting of the Company's stockholders and until their successors have been elected and duly qualified, and the Board of Directors appoint our executive officers at the first Board of Directors' meeting after each annual meeting of stockholders. Executive officers hold office at the pleasure of the Board of Directors. To date, we have not held a stockholders meeting to elect directors or otherwise. Mr. Metcalfe was appointed a director upon formation of Global Media and each of Mr. Fuller, Mr. Barta, Mr. MacDonald and Mr. Potter was appointed by the Board of Directors to fill a vacancy created by an increase in the authorized number of directors approved by the Board of Directors.

         Our directors do not receive cash compensation for their services as directors or members of committees of the Board of Directors, if any, but are eligible to receive stock options under our stock option plans. Director stock option grants are determined on a case by case basis. See " - Benefit Plans" and "Certain Transactions." We also reimburse directors for their reasonable expenses incurred in attending meetings of the Board of Directors.

EXECUTIVE COMPENSATION


         The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to our President and Chief Executive Officer during the fiscal years ended July 31, 1999 (collectively, the "Named Executives"):

                                                                             LONG-TERM
                                               ANNUAL COMPENSATION          COMPENSATION
                                           ---------------------------- ---------------------
                                                                             SECURITIES         ALL OTHER
                                                                         UNDERLYING OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION                  SALARY ($)     BONUS ($)            (#)                ($)
-------------------------------------------------------------------------------------------------------------
Michael Metcalfe, President                        0             0             700,000                     0

Robert Fuller, Chief Executive Officer             0             0             700,000                     0





OPTION GRANTS, OPTION EXERCISES AND OPTION VALUES


          The following table sets forth information on grants of stock options or other similar rights by the Company during the last fiscal year to the Named Executives.



                       NUMBER OF
                       SECURITIES            PERCENT OF TOTAL          EXERCISE OR
NAME                   UNDERLYING OPTIONS    OPTIONS GRANTED TO        BASE PRICE       EXPIRATION
                       GRANTED (#)           EMPLOYEES IN FISCAL YEAR  ($/SHARE)        DATE
---------------------- --------------------- ------------------------- ---------------- --------------
Michael Metcalfe                200,000 (1)                                .50             8/21/00
                                500,000                                    4.00            4/21/00
                       ---------------------
         Total                  700,000               17.4%

Robert Fuller                   200,000 (1)                                .50             8/21/00
                                500,000                                    4.00            4/23/04
                       ---------------------
         Total                  700,000               17.4%



-----------------
(1) These option grants were made as of August 21, 1998. Prior to that time, there had been no public market for our common stock and the price at which we last sold any of our common stock was at $0.50 per share. The options were granted with an exercise price of $0.50 per share. However, on August 24, 1998, our common stock began trading on the OTC Bulletin Board and closed that day at $1.06 per share. As a result of the disparity between the closing price on August 24, 1998 and the exercise price of the options granted on August 21, 1998, we were required under established accounting principles to recognize compensation expense totaling $548,800 for the 980,000 options granted to directors, executive officers and employees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Nine months ended April 30, 1999 compared to Nine Months ended April 30, 1998."




AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES.



         The following table sets forth information concerning exercise of stock options during the last fiscal year by each Named Executive and the fiscal year end value of unexercised options:



                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                                            OPTIONS AT FY-END (#)         AT FY-END ($)
                                                            ----------------------------- -------------------------------
                        SHARES ACQUIRED
NAME                    ON EXERCISE (#)    VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
----------------------- ------------------ ---------------- ------------- --------------- --------------- ---------------
Michael Metcalfe             200,000         $700,000         500,000           0           $1,968,500        0

Robert Fuller                200,000         $700,000         500,000           0           $1,968,500        0

EMPLOYMENT AGREEMENTS

         None of our executive officers have employment agreements with us.

BENEFIT PLANS


         We have three stock option plans which provide for the grant of options to purchase shares of our common stock to executives, directors, employees, consultants or advisors. The plans are summarized as follows as of August 11, 1999:



                                                                         SHARES       OPTIONS     AVAILABLE   OPTIONS
PLAN NAME                                            EFFECTIVE DATE     RESERVED      ISSUED       SHARES     EXERCISED
-------------------------------------------------- ------------------- ------------ ------------ ------------ -----------
1997 Directors and Officers Stock Option Plan      April 8, 1997           500,000            0      500,000           0

1998 Directors and Officers Stock Option Plan      August 21, 1998       1,000,000    1,000,000            0     783,500

1999 Stock Option Plan                             March 24, 1999        4,000,000    3,023,700      976,300       4,300


Each of the plans expires ten years from its effective date. The plans are administered by the board of directors who have sole discretion and authority to determine individuals eligible for awards. The conditions of exercise of each grant are determined individually by the board at the time of the grant. We intend to cancel the 1997 stock option plan in the near future.



         We have registered the options and shares of common stock issuable under the 1998 and 1999 stock option plans on Form S-8 registration statements.




The options granted under our 1998 stock option plan had an exercise price of $.50 per share. All of these options were fully exercisable from the date of grant, and, as of August 11, 1999, all of these options have been exercised. The options granted under our 1999 stock option plan have exercise prices ranging from $4.00 to $6.33 per share. As of August 11, 1999, 768,533 of these options are subject to vesting requirements, and 2,250,867 are fully exercisable.



KEY MAN INSURANCE

         We do not currently have any key man insurance and have no plans to purchase such insurance in the near future.

                              CERTAIN TRANSACTIONS

STOCK ISSUANCES TO FOUNDER AND OTHER INSIDERS

         In connection with our formation and initial capitalization in April 1997, we offered and sold a total 11,000,000 shares of our common stock at a price of $0.01 per share per share to various individual investors, including Michael Metcalfe, our founder, President and Chairman of the Board. Mr. Metcalfe purchased six million shares for total consideration of $60,000 and Mr. Fuller purchased 1 million shares for total consideration of $10,000.

         In connection with our second round of financing, from June 1997 until November 1997, we offered and sold a total of 890,831 shares of our common stock at a price of $0.50 per share to various individual and other investors, including Robert Fuller, our Chief Executive Officer and a director. Mr. Fuller purchased 288,000 shares for total consideration of $144,000.

ACQUISITION OF WESTCOAST FROM FOUNDER


         In May 1997, we entered into an agreement with Mr. Metcalfe relating to the acquisition of Westcoast Wireless Cable, Ltd. At the time, Mr. Metcalfe was the sole shareholder of Westcoast. Under that agreement, we purchased from Mr. Metcalfe all of his Westcoast stock in exchange for consideration consisting of eight million shares of our common stock and cash in the amount of $100,000.


LOANS TO AND FROM AFFILIATES


         LOANS FROM BENJAMIN METCALFE. From October 1998 through December 1999, Benjamin Metcalfe, Michael Metcalfe's father and one of our stockholders, advanced a total of approximately $263,000 to us. The proceeds of these loans were used for working capital. These loans had no fixed repayment or interest terms. In connection with our convertible debenture and warrant financing described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Events", we agreed to (a) repay one-half of the principal balance outstanding at May 6, 1999 ($220,552), plus $16,724 in accrued interest, by issuing shares of our common stock at $8.125 per share, and (b) issue a promissory note for the remaining one-half of the principal balance plus $16,724 in accrued interest, which is to be repaid in four quarterly installments and which will bear interest at 9% per annum. This restructuring was completed as of July 26, 1999.



         LOANS FROM ROBERT FULLER AND AFFILIATES. From November 1998 to
March 1999, Mr. Fuller and companies which his family controls, advanced a total of approximately $187,000 to us. The proceeds of these loans were used for working capital. These loans had no fixed repayment or interest terms. In connection with our convertible debenture and warrant financing, we agreed to (a) repay Mr. Fuller $8,848 plus approximately $1,352 in interest from the proceeds of the convertible debenture offering proceeds, (b) repay one-half of the remaining principal balance outstanding at May 6, 1999 ($137,931), plus $10,345 in accrued interest, by issuing shares of our common stock at $8.125 per share, and (c) issue a promissory note for the remaining one-half of the principal balance plus $10,345 in accrued interest, which is to be repaid in four quarterly installments and which will bear interest at 9% per annum. This restructuring was completed as of July 26, 1999.


         LOANS TO AND FROM MICHAEL METCALFE AND AFFILIATES. When we purchased Westcoast in April 1997, it had a $71,065 receivable due from a company owned by Michael Metcalfe, and a $79,269 payable due to Michael Metcalfe. In August 1998, Michael Metcalfe and the Company agreed to offset the receivable owed Westcoast by his affiliated company against the payable which Westcoast owed him.

FISCAL 1999 OPTION GRANTS TO EXECUTIVE OFFICERS AND DIRECTORS

         1998 PLAN. We granted 600,000 of the 1,000,000 options granted under our 1998 Plan to our directors and executive officers as follows:


         NAME                       POSITION                         OPTIONS
         ----                       --------                         -------
Michael Metcalfe           Chairman of the Board; President          200,000
Robert Fuller              Chief Executive Officer; Director         200,000

                                       46

Winston V. Barta           Vice President of Marketing and           100,000
                           Business Development; Director
Monte Walls Burris         Vice President of Corporate Affairs       100,000
                                                                 -------------
         TOTAL                                                       600,000

         None of these options were subject to vesting requirements and were fully exercisable from the date of grant. These option grants were made as of August 21, 1998. Prior to that time, there had been no public market for our common stock and the price at which we last sold any of our common stock was at $0.50 per share. The options were granted with an exercise price of $0.50 per share. However, on August 24, 1998, our common stock began trading on the OTC Bulletin Board and closed that day at $1.06 per share. As a result of the disparity between the closing price on August 24, 1998 and the exercise price of the options granted on August 21, 1998, we were required under established accounting principles to recognize compensation expense totaling $548,800 for the 980,000 options granted to directors, executive officers and employees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Nine months ended April 30, 1999 compared to nine months ended April 30, 1998." All options granted to our executives under our 1998 stock option plan have been exercised.



         1999 PLAN. As of August 11, 1999, 1,910,000 of the total 3,023,700 options granted under our 1999 Plan were granted to directors and executive officers as follows:



NAME                            POSITION                                    OPTIONS        VESTED         UNVESTED
----                            --------                                    -------        -------        --------
Michael Metcalfe               Chairman of the Board; President             500,000        500,000               0
Robert Fuller                  Chief Executive Officer; Director            500,000        500,000               0
Winston V. Barta               Vice President of Marketing and              250,000        250,000               0
                               Business Development and Director
L. James Porter                Chief Financial Officer                      200,000        200,000               0
Monte Walls Burris             Vice President of Corporate Affairs          250,000        250,000               0
Annie Ho                       Vice President of Human Resources             60,000         20,000          40,000
Jack McDonald                  Director                                      25,000         25,000               0
Barr Potter                    Director                                     125,000        125,000               0
                                                                          ---------      ---------          -------
         TOTALS                                                           1,910,000      1,870,000          40,000


These option grants were granted as of April 23, 1999 at an exercise price of $4.00 per share. During that day, our common stock traded at $4.00 per share on the OTC Bulletin Board. Consequently, we are not required to recognize any related compensation expense.

                              SELLING STOCKHOLDERS

         This prospectus relates to the offering by RGC International Investors, LDC and its pledgees, donees, transferees or other successors in interest (collectively, the "selling stockholders") for resale of shares of our common stock acquired by them upon conversion or exercise of shares of Series A preferred stock, related investment options and warrants which the selling stockholders received in a private placement transaction. See "Certain Transactions - Offering of Debentures and Warrants" and "Description of Capital Stock - Preferred Stock" and " - Registration Rights." All of the shares of common stock offered by this prospectus are being offered by the selling stockholders for their own accounts.

         The following table sets forth certain information with respect to the common stock beneficially owned by the selling stockholders as of the date of this prospectus, including shares obtainable under convertible debentures upon conversion or exercise of shares of Series A preferred stock, related investment options and/or warrants convertible or exercisable within 60 days of such date. The selling stockholders provided us the information included in the table below. To our knowledge, each of the selling stockholders has sole voting and investment power over the shares of common stock listed in the table below. No selling stockholder, to our knowledge, has had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

                         BENEFICIAL OWNERSHIP OF COMMON STOCK     BENEFICIAL OWNERSHIP OF COMMON STOCK AFTER
                                 PRIOR TO THE OFFERING                           THE OFFERING
                        ---------------------------------------- ----------------------------------------------
                                            NUMBER OF SHARES TO
                             NUMBER OF      BE SOLD UNDER THIS
   SELLING STOCKHOLDER         SHARES            PROSPECTUS          NUMBER OF SHARES     PERCENT OF CLASS
   -------------------         ------            ----------          ----------------     ----------------
RGC International
Investors, LDC               7,443,153             7,443,153                0                       0


         The number of shares set forth in the table for RGC represents 200% of the number of shares issuable upon conversion or exercise of the Series A preferred stock, related investment options and warrants as of the date of filing of the registration statement of which this prospectus is a part. The actual number of shares of common stock issuable upon conversion of the Series A preferred stock and exercise of the related investment options and warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of our common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Series A preferred stock and exercise of the related investment options and warrants by reason of any stock split, stock dividend or similar transaction involving our common stock, in accordance with Rule 416 under the Securities Act. Under the terms of the Series A preferred stock, if the Series A preferred stock had been actually converted on August 11, 1999, the conversion price would have been $6.277, which is the lesser of (a) 100% of the average of the seven consecutive lowest closing bid prices of the common stock reported on the OTC Bulletin Board during the 35 trading days ending August 11, 1999; and (b) 130% of the average of the closing bid prices of the common stock for the three consecutive trading days ending April 30, 1999, at which price the Series A preferred stock would have been converted into approximately 1,372,144 shares of common stock and the related investment options would have, assuming full exercise, resulted in the issuance of an additional 1,372,144 shares. The warrants issued to RGC are exercisable into 680,000 shares of common stock at an exercise price of $8.4375. In accordance with our agreement with RGC, we have reserved 200% of the total number of shares currently issuable on conversion at exercise of the Series A preferred stock, investment options and warrants to assure adequate shares are available in the event of decreases in the conversion price of the Series A preferred stock and the exercise price of the investment options.


         Under the terms of the Series A preferred stock and the warrants, the shares of Series A preferred stock are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of Series A preferred stock or unexercised warrants) would not exceed 4.9% of our then-outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for RGC exceeds the number of shares of common stock that RGC could own beneficially at any given time through its ownership of the Series A preferred stock and the warrants. In that regard, the beneficial ownership of our common stock by RGC set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

                              PLAN OF DISTRIBUTION

         The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions (which may involve block transactions):

         - on the OTC Bulletin Board or on such other market on which the common stock may from time to time be trading,

         -    in privately-negotiated transactions,

         -    through the writing of options on the shares,

         -    short sales, or

         -    any combination thereof.

         The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the selling stockholders determine from time to time. The shares may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such act, including, without limitation, Regulation M, which provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

                             PRINCIPAL STOCKHOLDERS



         The following table shows, to the best of our knowledge, the common stock beneficially owned as of August 11, 1999, by:


         - each person, or group of affiliated persons, who we know beneficially owns 5% or more of our common stock (as determined under Rule 13d-3 of the Exchange Act);

         -    each of our directors and executive officers; and

         -    all of our directors and executive officers as a group.

         Unless otherwise indicated in the footnotes to the table, (a) the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own, and (b) the address of each beneficial owner listed below is c/o Global Media Corp., 400 Robson Street, Vancouver, British Columbia, Canada V6B 2B4.

         None of the shares beneficially owned by the following directors and officers will be offered for sale or sold in this Offering.


                                               NUMBER OF SHARES
         NAME                                  BENEFICIALLY OWNED (1)    PERCENT OF CLASS(1)
-----------------------------------------------------------------------------------------------
Michael Metcalfe                                 14,600,000 (2)                     68.9

Robert Fuller                                     2,068,000 (3)                      9.8

Winston V. Barta                                    299,000 (4)                      1.4

Jack MacDonald                                       75,000 (5)                        *
1904 111 Beach Ave.
Vancouver, B.C.   Canada   V6E 1T9

Barr Potter                                         125,000 (6)                        *
2029 Century Park East, Suite 2500
Los Angeles, CA  90067

L. James Porter                                     200,000 (7)                        *

Monte Walls-Burris                                  283,000 (8)                      1.4

Annie Ho                                             20,000 (9)                        *
                                               ------------

All Officers and Directors as a Group            17,670,000                         85.5%
(8 persons shown above)


---------------------

*        Less than 1%.

(1) Shares that a person has the right to acquire within 60 days are treated as outstanding for determining the amount and percentage of common stock owned by such person but are not deemed to be outstanding as to any other person or group.


(2) Includes currently exercisable options to purchase 500,000 shares of common stock.


(3) Includes (a) currently exercisable options to purchase 500,000 shares of common stock owned by Mr. Fuller, and (b) 200,000 shares owned by Mr. Fuller's spouse.


(4) Includes currently exercisable options to purchase 250,000 shares of common stock.

(5) Includes currently exercisable options to purchase 25,000 shares of common stock.

(6) Consists of currently exercisable options to purchase 125,000 shares of common stock.

(7) Consists of currently exercisable options to purchase 200,000 shares of common stock.

(8) Includes currently exercisable options to purchase 250,000 shares of common stock.

(9) Consists of currently exercisable options to purchase 20,000 shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

         The following description of our securities and various provisions of our articles of incorporation and our bylaws are summaries. Statements contained in this prospectus relating to such provisions are not necessarily complete, and reference is made to the articles of incorporation, as amended, and bylaws, as amended, copies of which have been filed with the SEC as exhibits to our registration statement of which this prospectus constitutes a part, and provisions of applicable law.


          As of August 11, 1999, our authorized capital stock consists of (a) 200,000,000 shares of common stock, par value $0.001 per share, of which 20,678,631 shares were issued and outstanding, and (b) 100,000,000 shares of preferred stock, of which 8,500 shares had been designated Series A convertible preferred stock, of which all 8,500 were issued and outstanding. See "-Preferred Stock." As of August 11, 1999, we estimated that there were approximately 38 holders of record of our common stock.


COMMON STOCK

         The holders of outstanding shares of common stock are entitled to share ratably in dividends declared out of assets legally available for dividends at such time and in such amounts as the board of directors may from time to time lawfully determine. Each holder of common stock is entitled to one vote for each share held. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they be annual or special, is not provided for under the Company's articles of incorporation or bylaws. The common stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Upon liquidation, dissolution or winding up of Global Media, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the common stock at that time outstanding. The common stock presently outstanding is fully paid and nonassessable.

PREFERRED STOCK

GENERALLY

         Our articles of incorporation give us the authority to issue the preferred stock from time to time in such series, in such amounts and subject to such rights and preferences as the board of directors shall determine prior to issuance, without further action or approval by the stockholders. These rights and preferences can be superior to those of common stock and include but are not limited to dividend preferences, special voting rights, rights to convert into common stock, redemption rights, and priority over common stock on distributions of assets in the event of liquidation or dissolution of Global Media.

         A series of preferred stock may also be used to create voting impediments or to frustrate persons seeking to effect a merger with us or to otherwise gain control of us. If used for such an anti-takeover purpose, such series of preferred stock could be privately placed with persons affiliated with us with an agreement or understanding as to the manner in which the shares of such series of preferred stock would be voted. We do not contemplate the declaration of an anti-takeover series of preferred stock. Moreover, we could not create such a series of preferred stock without the approval by the holders of at least a majority of the outstanding shares of Series A preferred stock.

         The issuance of series of preferred stock from time to time would likely affect the holders of common stock by taking priority as to distributions dividends or of assets upon the liquidation or dissolution of Global Media remaining after the payment of creditors. In addition, special voting rights and rights to convert preferred stock into common stock would reduce the voting power of holders of the common stock.

SERIES A CONVERTIBLE PREFERRED STOCK

         In May 1999, we issued and sold to RGC International Investors, LDC in a private transaction a convertible debenture in the original principal amount of $8.5 million. However, in accordance with its terms, under certain circumstances we had the option to convert the debenture into shares of Series A convertible preferred stock having certain rights and preferences. In connection with the RGC transaction, our Board of Directors approved a certificate of designation relating to the Series A preferred stock, subject to the effectiveness of the stockholder consent approving articles of amendment to our articles of incorporation authorizing the preferred stock and the filing of those articles of amendment with the Nevada Secretary of State. Immediately after filing the articles of amendment, we filed the certificate of designation with respect to the Series A preferred stock. On July 19, 1999, we effected the conversion of RGC's convertible debenture into 8,500 shares of Series A preferred stock.

         The following is a summary of the rights and preferences of the Series A preferred stock:

         - DIVIDENDS: The Series A preferred stock does not bear any dividends. However, so long as Series A preferred stock is outstanding, no dividends may be declared on the common stock or any other subsequently designated and issued junior securities without the prior consent of the holders of a majority of the outstanding shares Series A preferred stock.


         - LIQUIDATION PREFERENCE: If we declare bankruptcy, become insolvent, appoint a receiver, file for dissolution, or similar events, and there are assets and funds available for distribution to the holders of our capital stock, then the holders of the outstanding shares of Series A preferred stock will receive an amount equal to $1,000, the stated value per share of the Series A preferred stock, plus interest at 5% per year from May 6, 1999 prior to any distribution to the holders of common stock. If we (a) sell all or substantially all of our assets (b) effect a transaction or series of transactions in which 50% or more of our common stock is sold, or (c) merge, consolidate or otherwise combine with another business entity, then the holders of the Series A preferred stock may elect to treat such actions as a liquidating event, enabling the holders to receive an amount equal to 118% of their liquidation preference.


         - MANDATORY REDEMPTION: In the event of certain mandatory redemption events, we must redeem outstanding shares of Series A preferred stock upon the demand of the holders of at least 50% of such shares, or automatically, in the case of certain mandatory redemption events. Mandatory redemption events include: the failure to timely issue common stock upon conversion of the Series A preferred stock; failure to obtain or maintain effectiveness of a registration statement enabling the holders of the Series A preferred stock to publicly resell the shares of common stock acquired on conversion; bankruptcy, insolvency or similar events involving Global Media; and failure to maintain the listing of the common stock on the OTC Bulletin Board or, after becoming listed on the Nasdaq Stock Market or certain other designated securities markets, the failure to maintain such listing.

              The redemption would be at an amount equal to the greater of
              (i) 120% of the stated value of the shares being redeemed plus 5% per annum thereon from May 6, 1999 through the redemption payment date, together with certain other payments due as a result of our breach of certain covenants under the Series A preferred stock certificate of designation or related agreements, and (ii) the "parity value" of the shares to be redeemed. The parity value is an amount equal to the maximum number of shares of common stock issuable to the holder of the Series A preferred stock times the highest closing price for the common stock during the period between the date of the mandatory redemption event and the effective date of the redemption.

         - TRADING MARKET REDEMPTION: In the event the Series A preferred stock is not convertible as a result of limitations imposed on us by any stock exchange or the Nasdaq Stock Market requiring stockholder approval, and we have not obtained that stockholder approval, then we must immediately redeem the number of shares not convertible as a result of such limitation for the mandatory redemption amount.


         - CONVERSION RIGHTS: Holders of the Series A preferred stock may, at their own option, convert their shares into our common stock in whole or in part. The conversion amount is determined by dividing (a) the sum of the stated value of the Series A preferred stock ($1,000) being converted plus a premium amount equal to 5% per annum thereon by (b) the conversion price (described below) in effect on the conversion date. However, in no event may a holder exercise the conversion rights in excess of an amount that will result in the holder's beneficial ownership of common stock being greater than 4.9% of our outstanding common stock. The conversion price is the lesser of a fixed conversion price or a variable conversion price. The variable conversion price is equal to 100% of the lowest average closing bid prices for our common stock for any seven consecutive trading days during the 35 trading days prior to the date of conversion (the "market price"). If our common stock is not listed for trading on the Nasdaq National Market or Nasdaq SmallCap Market prior to November 6, 1999, then (i) the fixed conversion price will be the lesser of $8.125 and 110% of the average of closing bid prices for our common stock for the ten consecutive trading days ended November 6, 1999 and (ii) the applicable percentage of the market price for purposes of determining the variable conversion price from time to time will be 80%. The conversion price is also subject to adjustment as a result of stock splits, stock dividends, merger, consolidation or exchange of shares for periods during which the registration statement of which this prospectus is a part is not effective.


         - INVESTMENT OPTIONS: On any conversion date, for each share of common stock issuable to the holder converting shares of Series A preferred stock, that holder has the option to acquire one additional share of common stock by paying us an amount per share equal to the conversion price in effect at that time.

         - AUTOMATIC CONVERSION: Subject to the terms and conditions of set forth in the Series A preferred stock certificate of designation, each share of Series A preferred stock outstanding on May 6, 2002 shall be converted into common stock at the applicable conversion price in effect at that time.

         - VOTING RIGHTS: The Series A preferred stock does not have voting rights except as required by Nevada law or the certificate of designation. The holders of the Series A preferred stock are entitled to receive the same notice as holders of common stock of any stockholders meeting or corporate action. In the event a vote of the holders of the Series A preferred stock as a class is required, each share of Series A preferred stock shall be entitled to one vote and a majority of the shares of Series A preferred stock shall constitute approval of that series.

         - PROTECTIVE RIGHTS: So long as shares of Series A preferred stock are outstanding, we may not take the following actions without the prior approval of at least a majority of the then outstanding shares of the Series A preferred stock:

              a. alter or change the rights, preferences or privileges of the Series A preferred stock or any other capital stock so as to adversely affect the Series A preferred stock;

              b. create or issue any new class or series or capital stock having a preference over the Series A preferred stock as to distribution of assets upon our liquidation, dissolution or winding up;

              c. create or issue any new class or series or capital stock ranking the same as the Series A preferred stock as to distribution of assets upon our liquidation, dissolution or winding up;

              d. increase the authorized number or par value of shares of Series A preferred stock;

              e. do any act not authorized or contemplated by the certificate of designation which would result in taxation of the holders of the Series A preferred stock.

REGISTRATION RIGHTS


         Under a registration rights agreement with RGC entered into on May 6, 1999, we agreed to register the shares of common stock issuable to RGC and its successors and assigns upon conversion of shares of Series A preferred stock, exercise of the related investment options and exercise of the warrants. This prospectus is part of the registration statement intended to satisfy this obligation. The registration rights agreement requires us to file a registration statement with respect to the shares and to have the registration statement be declared effective by November 6, 1999. We must also keep the registration statement effective until all of the common stock offered pursuant to such registration statement have been sold. We are responsible for the payment of all of our fees and costs associated with the registration of the common stock covered by the registration statement. We are required to indemnify and hold harmless each selling stockholder and its representatives and RGC and its agents or representatives against: (a) any untrue statement of a material fact in the registration statement; (b) any untrue statement or alleged untrue statement contained in any preliminary prospectus if used prior to the effective date of the registration statement; or (c) any violation or alleged violation of the Securities Act or the Exchange Act. Specific procedures for carrying out such indemnification are set forth in the agreement. Under the registration rights agreement, RGC also has the right to include all or a part of its common stock in a registration filed by us for purposes of a public offering ("piggyback registration") in the event that we fail to satisfy our other obligations as to the registration of the common stock acquired by RGC.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF NEVADA LAW AND GLOBAL MEDIA'S CERTIFICATE OF INCORPORATION AND BYLAWS

         We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada corporation laws which may have the effect of delaying or deterring a change in the control or management of Global Media.

         Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations like us having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless certain conditions are met. A "combination" includes (a) any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder,' having
(i) an aggregate market value equal to 5% or more of the corporation's assets,
(ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder," (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder," or (f) the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder." An "interested stockholder" is a person who (i) directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation or
(ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

         A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the Board of Directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the Articles of Incorporation are met and either (a)(i) The Board of Directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder" or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interest stockholder" became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

         Nevada's "Control Share Acquisition Statute," Nevada Revised Statutes 78.378-78.379, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. While we do not currently exceed these thresholds, we may well do so in the near future. In addition, although we do not presently "do business" in Nevada within the meaning of the Control Share Acquisition Statute, we may do so in the future. Therefore, it likely that the Control Share Acquisition Statute will apply to us in the future. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information Statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information Statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror's shares for redemption. Our articles of incorporation and bylaws do not currently permit us to call an acquiror's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute).

         Certain provisions of our bylaws which are summarized below may affect potential changes in control of Global Media. The board of directors believes that these provisions are in the best interests of stockholders because they will encourage a potential acquiror to negotiate with the board of directors, which will be able to consider the interests of all stockholders in a change in control situation. However, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control of Global Media and to make changes in management more difficult.

         The bylaws provide the number of directors of Global Media shall be established by the board of directors, but shall be no less than one. Between stockholder meetings, the board may appoint new directors to fill vacancies or newly created directorships. A director may be removed from office by the affirmative vote of 66-2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

         The bylaws further provide that stockholder action may be taken at a meeting of stockholders and may be effected by a consent in writing if such consent is signed by the holders of the percentage of our shares required to approve the action at a meeting.

         We are not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of common stock.

         The provisions described above may have the effect of delaying or deterring a change in the control of management of Global Media.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


         We believe that certain provisions of our articles of incorporation and bylaws will be useful to attract and retain qualified persons as directors and officers. Our articles of incorporation limit the liability of directors and officers to the fullest extent permitted by Nevada law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of unlawful distributions.


         There is no pending litigation or proceeding involving a director, officer, associate or other agent of Global Media as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, associate or other agent.

TRANSFER AGENT AND REGISTRAR

         Pacific Stock Transfer Company is the transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE


         On August 11, 1999, 20,678,631 shares of our common stock were outstanding, and 3,265,400 shares of common stock were subject to options granted under our stock option plans. See "Management--Employee Benefit Plans." In addition, 3,418,722 shares of common stock were issuable upon conversion or exercise of Series A preferred stock, the related investment options and warrants held by the selling stockholders, and 62,769 shares of common stock were issuable upon exercise of outstanding warrants held by parties other than the selling stockholders. Of the outstanding shares, 4,860,631 shares of common stock are immediately eligible for sale in the public market without restriction or further registration. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering, and/or are "control securities" as such term is defined under Rule 144, in the such shares are held by our officers, directors or other affiliates. Restricted and control securities may not be sold in the absence of registration other than in accordance with Rule 144 promulgated under the Securities Act or another exemption from registration.


         In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of our common stock or (b) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned restricted securities proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. An officer, director or other affiliate who holds shares which are not restricted securities may sell such shares within the volume limitations described above but is not subject to the holding period described above. As of August 11, 1999, 15,818,000 of our outstanding shares were eligible for sale in compliance with Rule 144.


         The shares of common stock issuable upon conversion or exercise of the shares of Series A preferred stock, related investment options, and warrants held by the selling stockholders are registered on the registration statement of which this prospectus is a part and are currently eligible for sale in the public market subject to restrictions included in our agreements with the selling stockholders. See "Description of Capital Stock--Preferred Stock--Series A Convertible Preferred Stock." We also have filed registration statements on Form S-8 to register for resale the 5,000,000 shares of common stock originally reserved for issuance under our 1998 and 1999 stock option plans. Shares covered by those registration statements are eligible for sale in the public market upon exercise of the options without restriction, unless held by an "affiliate" of ours, as that term is defined under Rule 144. As of August 11, 1999, 3,235,900 of the options were outstanding, 2,467,367 of which were currently exercisable and 768,533 of which were unvested.


         There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities. See "Risk Factors--Shares Eligible For Future Sale By Our Current Stockholders May Adversely Affect Our Stock Price."

                                  LEGAL MATTERS

         The validity of the issuance of common stock offered by this prospectus has been passed upon for us by Dennis Brovarone, Esq., Westminster, Colorado.

                                     EXPERTS

         The balance sheets as of July 31, 1997 and 1998 and the statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years then ended included in this prospectus have been audited by Ernst & Young LLP, independent chartered accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement of which this prospectus is a part, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.



                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Global Media, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

         We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

         Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the SEC.

                          INDEX TO FINANCIAL STATEMENTS

                       GLOBAL MEDIA, INC. AND SUBSIDIARIES

                                                                            PAGE
                                                                            ----
RESTATED AUDITED CONSOLIDATED ANNUAL FINANCIAL STATEMENTS

Report of Independent Auditors...............................................F-2
Consolidated Balance Sheets as at July 31, 1998 and 1997.....................F-3
Consolidated Statements of Operations for the years ended July 31, 1998 and 1997................................................................F-4
Consolidated Statements of Shareholders' Equity (Deficiency) for the
     years ended July 31, 1998 and 1997......................................F-5
Consolidated Statements of Cash Flows for the years ended July 31, 1998 and 1997................................................................F-6
Notes to Consolidated Financial Statements...................................F-7


RESTATED UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of April 30, 1999 and July 31, 1998..........F-16
Consolidated Statements of Operations and Comprehensive Income (Loss) for
     the three months and nine months ended April 30, 1999 and 1998.........F-17
Consolidated Statements of Shareholders' Equity (Deficiency) for
     the nine months ended April 30, 1999 and the years ended
     July 31, 1998 and 1997.................................................F-18
Consolidated Statements of Cash Flows for the nine months ended
     April 30, 1999 and 1998................................................F-19
Notes to Restated Financial Statements......................................F-20

                         REPORT OF INDEPENDENT AUDITORS





To the Board of Directors of
GLOBAL MEDIA CORP.

We have audited the accompanying consolidated balance sheets of GLOBAL MEDIA CORP. as at July 31, 1998 and 1997 and the consolidated statements of operations, shareholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the company as at July 31, 1998 and 1997 and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.



Vancouver, Canada,
October 23, 1998 (except as to                        /s/ Ernst & Young LLP
Notes 1, 3 and 10 which are as of June 18, 1999).

                                                      Chartered Accountants

GLOBAL MEDIA CORP.


                           CONSOLIDATED BALANCE SHEETS


As at July 31                                                (in US dollars)

                                                           1998            1997
                                                             $               $
---------------------------------------------------------------------------------
ASSETS
CURRENT
Cash                                                       14,996         121,890
Accounts receivable, net of allowance for doubtful
   accounts of $92,366 [1997 - $13,307]                       206          58,838
Inventory                                                   1,992          15,469
Prepaid expenses                                            8,229             917
Due from affiliated companies [NOTE 4]                     71,065          77,778
Income taxes recoverable [NOTE 5]                           2,439              --
---------------------------------------------------------------------------------
                                                           98,927         274,892
Capital assets [NOTES 3, 4 AND 6]                         172,635          20,566
---------------------------------------------------------------------------------
                                                          271,562         295,458
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT
Accounts payable and accrued liabilities                  201,234          94,649
Taxes payable                                              51,354          30,124
Due to affiliated company [NOTE 4]                         46,284              --
Due to shareholders [NOTE 4]                               79,269          84,090
---------------------------------------------------------------------------------
                                                          378,141         208,863
Deferred revenue                                               --          12,062
---------------------------------------------------------------------------------
                                                          378,141         220,925
---------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY (DEFICIENCY)
Share capital [NOTE 7]                                     11,892          11,059
Additional paid in capital [NOTE 7]                       543,525         128,641
Unissued share capital [NOTE 7]                                --         144,001
Deficit                                                  (681,819)       (209,145)
Cumulative translation adjustment                          19,823             (23)
---------------------------------------------------------------------------------
                                                         (106,579)         74,533
---------------------------------------------------------------------------------
                                                          271,562         295,458
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

On behalf of the Board:



                                    Director                      Director

GLOBAL MEDIA CORP.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


Year ended July 31                                                (in US dollars)

                                                         1998               1997
                                                           $                  $
---------------------------------------------------------------------------------
REVENUE
Sales                                                          --              --
---------------------------------------------------------------------------------

GENERAL AND ADMINISTRATIVE EXPENSES [NOTE 4]
   Advertising and marketing                                6,691              --
   Amortization                                            29,973              --
   Bad debts                                                   --              --
   Bank charges, interest and financing fees                1,298             445
   Foreign exchange                                        12,222            (920)
   Professional fees                                      147,500          49,386
   Office and miscellaneous                                68,402          21,842
   Travel                                                  21,174              --
   Wages and benefits                                      17,659           1,461
---------------------------------------------------------------------------------
                                                          304,919          72,214
---------------------------------------------------------------------------------
Loss from continuing operations                          (304,919)        (72,214)
---------------------------------------------------------------------------------
Discontinued operations [NOTES 1 AND                                           3]
   call center                                            108,613              --
   satellite                                             (276,368)        (36,785)
---------------------------------------------------------------------------------
Loss from discontinued operations                        (167,755)        (36,785)
---------------------------------------------------------------------------------
LOSS FOR THE YEAR                                        (472,674)       (108,999)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Loss per common share from continuing operations            (0.02)          (0.01)
LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS          (0.01)          (0.00)
---------------------------------------------------------------------------------
LOSS PER COMMON SHARE                                       (0.03)          (0.01)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

GLOBAL MEDIA CORP.

                           CONSOLIDATED STATEMENTS OF
                        SHAREHOLDERS' EQUITY (DEFICIENCY)

         Year ended July 31                                                       (in US dollars)

                                            COMMON STOCK       ADDITIONAL   UNISSUED      RETAINED    CUMULATIVE
                                            ------------        PAID-IN      SHARE       EARNINGS    TRANSLATION
                                         SHARES       AMOUNT    CAPITAL     CAPITAL      (DEFICIT)   ADJUSTMENT
                                            #            $         $           $             $            $
---------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1996 [NOTE 7]                  --       --         --           1        14,486         (408)
Common shares issued for cash            11,059,400   11,059    128,641          --            --           --
Unissued common shares [NOTE 7]                  --       --         --     144,000            --           --
Movement on cumulative translation               --       --         --          --            --          385
Loss for the year                                --       --         --          --      (108,999)          --
Dividends declared and paid                      --       --         --          --      (114,632)          --
---------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1997                   11,059,400   11,059    128,641     144,001      (209,145)         (23)
Common shares issued for cash [NOTE 7]      730,533      731    364,536    (144,000)           --           --
Common shares issued for other than
   cash consideration:
   Consideration for shares in
     Westcoast Wireless [NOTES 1 AND 7]   8,000,000        1         --          (1)           --           --
   In kind services                         100,898      101     50,348          --            --           --
Movement on cumulative translation               --       --         --          --            --       19,846
Loss for the year                                --       --         --          --      (472,674)          --
---------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1998                   19,890,831   11,892    543,525          --      (681,819)      19,823
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

GLOBAL MEDIA CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31                                                               (in US dollars)

                                                                        1998               1997
                                                                          $                  $
-------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Loss for the year                                                     (472,674)          (108,999)
Items not requiring an outlay of funds
   Amortization                                                         38,658              3,957
   Services settled through share issuance                              50,449                 --
   Deferred revenue                                                    (12,062)            12,062
-------------------------------------------------------------------------------------------------
                                                                      (395,629)           (92,980)
Changes in non-cash operating working capital
   Accounts receivable                                                  58,632             47,216
   Inventory                                                            13,477             20,233
   Prepaid expenses                                                     (7,312)               599
   Income taxes recoverable                                             (2,439)                --
   Accounts payable and accrued liabilities                            106,585             11,090
   Accrued wages payable                                                    --            (58,527)
   Taxes payable                                                        21,230              5,034
   Advances from (to) shareholder                                       (4,821)            79,266
   Advances from (to) affiliated companies                              52,997            (80,309)
-------------------------------------------------------------------------------------------------
CASH USED IN OPERATING ACTIVITIES                                     (157,280)           (68,378)
-------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of capital assets                                            (189,706)           (13,209)
Decrease in loan receivable from shareholder                                --             18,306
-------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                       (189,706)             5,097
-------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Dividends                                                                   --           (114,632)
Share subscriptions                                                    221,267            283,700
-------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                                  221,267            169,068
-------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                 18,825                198

INCREASE (DECREASE) IN CASH DURING THE YEAR                           (106,894)           105,985
Cash, beginning of year                                                121,890             15,905
-------------------------------------------------------------------------------------------------
CASH, END OF YEAR                                                       14,996            121,890
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Interest - paid                                                          9,180                357
Income taxes paid (recovered)                                           (6,783)            10,354
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

GLOBAL MEDIA CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

Year ended July 31                                             (in US dollars)


1. NATURE OF BUSINESS AND BASIS OF PRESENTATION


Global Media Corp. (the "Company") was incorporated on April 8, 1997 in the State of Nevada and is headquartered in Nanaimo, B.C., Canada. The Company (through its now-subsidiary Westcoast Wireless Cable Ltd. ("Westcoast
Wireless") was originally engaged in the marketing of satellite programming and hardware and later was engaged in the business of providing call center services [see note 3]. The Company discontinued its satellite line of business by the end of fiscal 1998, and the call center business during the first quarter of fiscal 1999. During the first quarter of fiscal 1999, the company adopted an internet-focused business plan. As of April 30, 1999, the Company had not yet commenced revenue generating activities and was engaged primarily in the development of an electronic commerce web site, the development of a broadcast network over the internet, and the development of templates for the application of the e-commerce back-end system to multiple sites on the internet. Subsequent to the quarter ended April 30, 1999, the e-commerce web site, globalmedia.com, was launched on May 18, 1999.


Subsequent to the issuance of the Company's financial statements for the year ended July 31, 1998, the Company discontinued its call center business. As a result, the Company has restated its financial statements for the year ended July 31, 1998 in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business". These financial statements reflect this restatement.

On May 20, 1997 the Company issued 8,000,000 common shares and paid $100,000 in cash for all of the outstanding shares of Westcoast Wireless Cable Ltd. ("Westcoast Wireless"), a company which markets direct to home satellite hardware and programming services.

Westcoast Wireless contracted for the sales of certain satellite hardware and programming services, therefore the majority of the purchases were sourced from a single supplier.

These financial statements reflect the continuity of interests of the former shareholder of Westcoast Wireless, due to the continuation of common control. The consolidated statements of operations, shareholders' equity (deficiency), and cash flows for the period from August 1, 1996 to May 20, 1997 (included in the results for the year ended July 31, 1997) represent the results of operations and cash flows of Westcoast Wireless during those periods.

References to "the Company" in these financial statements include Westcoast Wireless (for events occurring prior to May 20, 1997).

GLOBAL MEDIA CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

Year ended July 31                                               (in US dollars)



1. NATURE OF BUSINESS AND BASIS OF PRESENTATION (CONT'D.)

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America.

The Company has not yet achieved a profitable level of operations. The Company's continued operation is dependent upon achieving a profitable level of operations from its electronic commerce web site, scheduled to commence operations in March 1999, and upon obtaining additional financing and the continued support of the Company's shareholders [note 10], to fund both current operations, and web site construction.


2. SIGNIFICANT ACCOUNTING POLICIES

INVENTORY

Inventory is recorded at the lower of cost, using the first in, first out method, and net realizable value.

CAPITAL ASSETS AND AMORTIZATION

Capital assets are recorded at cost. Amortization has been calculated using the following methods and rates, except in the year of acquisition when one half of the rate is used.

Call center infrastructure                    3 year straight line
Office furniture and equipment               20% declining balance
Software                                     20% declining balance
Computer equipment                           30% declining balance
Leasehold improvements                        5 year straight line

ADVERTISING AND MARKETING COSTS

Advertising and marketing costs are expensed as incurred.

GLOBAL MEDIA CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

Year ended July 31                                               (in US dollars)


2. SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

FOREIGN CURRENCY TRANSLATION

The assets and liabilities of the Company's foreign subsidiary, Westcoast Wireless, are translated into US dollars at fiscal period end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal period. The resulting translation adjustments are recorded as a separate component of shareholders' equity.

Monetary assets and liabilities of the Company denominated in a foreign currency are translated at period end exchange rates. Other balances are recorded at rates in effect on the dates of the transaction. Exchange gains and losses arising are reflected in net income for the period.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company's management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. Actual results may differ from those estimates.

FINANCIAL INSTRUMENTS

The carrying values of the Company's financial instruments approximate fair values, except as otherwise disclosed in the financial statements.

LOSS PER SHARE

The Company has adopted SFAS128, `Earnings per share' in the current year on a retroactive basis. There is no impact on previously reported loss per share amounts.

GLOBAL MEDIA CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

Year ended July 31                                               (in US dollars)


2. SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued SFAS130, `Reporting comprehensive income', SFAS131, `Disclosures about segments of an enterprise and related information', SFAS132 `Employers' Disclosures about pensions and other postretirement benefits' and SFAS133 `Accounting for derivative instruments and hedging activities'. SFAS130, SFAS131 and SFAS132 are effective for financial statements for fiscal years beginning after December 15, 1997. SFAS133 is effective for financial statements for fiscal years beginning after June 15, 1999.

SFAS130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

SFAS131, SFAS132 and SFAS133 currently have no impact on the Company.


3. DISCONTINUED OPERATIONS

In November 1997, a decision was made by the Canadian Federal Court of Appeal of, ruling that sale of US satellite and programming services in Canada was not permitted. Following a period of trading in Canadian satellite and programming services the management of Westcoast Wireless decided to withdraw completely from the home satellite business in late fiscal 1998. The home satellite business includes all operations of Westcoast Wireless.

This subsidiary company has been accounted for as a discontinued operation, and accordingly, its operations have been segregated in the accompanying consolidated statements of operations.

Revenues of the discontinued satellite operations for the year ended July 31, 1998 were $591,938 [1997 - $1,617,528]. At July 31, 1998, net current liabilities of the discontinued satellite operations were $130,076 [1997 - $31,578] consisting principally of accounts payable and balances due to shareholder. Net non-current assets at July 31, 1998 were $15,352 [1997 - $8,504].

GLOBAL MEDIA CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

Year ended July 31                                               (in US dollars)


3. DISCONTINUED OPERATIONS (CONT'D.)

The Company was engaged in providing call center services until the third quarter of fiscal 1999. The Company elected to abandon the business and focus its efforts on its internet-focused business plan. Accordingly, the call center operations have been segregated and accounted for as a discontinued operation in the accompanying consolidated statement of operations.

Revenues of the discontinued call center operations for the year ended July 31, 1998 were $326,279 [1997-nil]. At July 31, 1998, net current liabilities of the discontinued call center operations were $19,484 [1997 - nil] consisting principally of accounts payable.


4. RELATED PARTY TRANSACTIONS

All related party balances as disclosed in the balance sheet are non-interest bearing and without specific terms of repayment.

The affiliated companies are related to Global Media Corp. by virtue of control by officers of the Company. The fair values of the balances are not determinable since they have no fixed repayment terms.

The Company's consolidated statement of operations for the year ended July 31, 1998 includes the following related party transactions:

- wages and benefits expense of $81,747 [1997 - $45,565], to a shareholder and spouse.

- income from recharge of wages of $nil [1997 - $72,610], to a company related by virtue of control by an officer of the Company.

During the year ended July 31, 1998 the following capital asset additions were purchased from related parties:

- $32,909 [1997 - $nil] for call center development from shareholders of the Company.

- $2,454 [1997 - $nil] for call center development from an officer of the Company.

-    $5,709 [1997 - $nil] for office equipment, $4,171 [1997 - $nil] for leasehold improvements and $12,170 [1997 - $nil] for call center development from a company controlled by an officer of the Company.

GLOBAL MEDIA CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

Year ended July 31                                               (in US dollars)


5. INCOME TAXES

At July 31, 1998, the Company had a domestic net operating loss of $240,407 which will begin to expire in 2011, and foreign net operating loss carryforwards of $250,671 which will expire in 2005. Utilization of these carryforwards depends on the recognition of future taxable income.

For financial reporting purposes, a valuation allowance has been established for all deferred tax assets due to the uncertainty of realization. As a result of certain stock transactions, utilization of the Company's net operating loss carryforwards may be subject to certain limitations in the event that a change in ownership has occurred, as defined in Section 382 of the Internal Revenue Code of 1986, as amended.

Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                     JULY 31,
                                                      1998
                                                        $
--------------------------------------------------------------------------------
Deferred tax assets:
   Net operating loss carryforwards                  196,094
   Tax vs. accounting value in fixed assets            5,431
   Unrealized foreign exchange loss                    4,155
--------------------------------------------------------------------------------
Total gross deferred tax assets                      205,680
Less valuation allowance                            (205,680)
Deferred tax liability                                    --
--------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                   --
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

GLOBAL MEDIA CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

Year ended July 31                                               (in US dollars)


6. CAPITAL ASSETS

                                                           ACCUMULATED        NET BOOK
                                           COST            AMORTIZATION          VALUE
                                             $                   $                 $
---------------------------------------------------------------------------------------------
JULY 31, 1998
Office furniture and equipment             18,859             4,842             14,018
Computer equipment                         70,107            13,117             56,990
Leasehold improvements                      8,594             4,905              3,689
Call center infrastructure                 91,575            17,325             74,250
Software                                   27,209             3,520             23,689
---------------------------------------------------------------------------------------------
                                          216,344            43,702            172,635
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

JULY 31, 1997
Office furniture and equipment              9,794             2,576              7,218
Computer equipment                          8,814             2,187              6,627
Leasehold improvements                      2,029               709              1,320
Software                                    6,001               600              5,401
---------------------------------------------------------------------------------------------
                                           26,638             6,072             20,566
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------


7. SHARE CAPITAL

                                                   1998               1997
                                                     #                  #
---------------------------------------------------------------------------------------------
AUTHORIZED
Common shares, par value $0.001 each             200,000,000        200,000,000

ISSUED
Common shares                                     19,890,831         11,059,400
Unissued common shares                                    --          8,288,000
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

As at July 31, 1997, 8,000,000 shares issued in consideration for the shares in Westcoast Wireless and 288,000 of the shares issued for cash had not been issued; however, legal agreements for the issue of these shares were in place at July 31, 1997. The amounts were recorded as unissued share capital of $1 and $144,000 respectively as at July 31, 1997. All of these shares were issued in the year ended July 31, 1998.

GLOBAL MEDIA CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

Year ended July 31                                               (in US dollars)


7. SHARE CAPITAL (CONT'D.)

Effective April 8, 1997, the Company adopted the 1997 Directors and Officers Stock Option Plan (the "Plan"). The Plan is administered by the Board of Directors who have sole discretion and authority to determine individuals eligible for awards under the Plan. The Plan provides for issuance of a total of 500,000 options, within a period of 10 years from the effective date. The conditions of exercise of each grant are determined individually by the Board at the time of the grant. During the current year, this plan was amended to increase the number of options from 500,000 to 1,000,000 shares.

At July 31, 1998, no options were outstanding under the Plan.


8. SEGMENTED INFORMATION

The Company's business segment which derived revenue from the marketing of direct to home satellite hardware and programming services, has been presented as a discontinued operation in the current year [note 3].

The remaining segment of the business related to call center services which was discontinued during the 3rd quarter of fiscal 1999 [note 3]. The Global Media call center provided internet integrated call center services to US based clients from its location in Nanaimo, Canada.


9. COMMITMENTS AND CONTINGENCIES

Global Media entered into a commercial lease for office space effective October 1, 1997, and will pay a total of $52,939 per year until July 31, 2002.


10. SUBSEQUENT EVENTS

On November 5, 1998, the Company entered into a loan agreement with Rolling Oaks Enterprises, LLC allowing the Company to draw on a line of credit of up to $500,000, repayable within one year. The interest rate on the credit facility is 24% per annum, with an origination fee of 1% payable on the receipt of funds.

GLOBAL MEDIA CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

Year ended July 31                                               (in US dollars)


10. SUBSEQUENT EVENTS (CONT'D.)

The loan is collateralized by a first charge on all available fixed assets of the Company, and 1,000,000 of common shares in the Company at a price of $1 per share currently in issue.

Since July 31, 1998, two principal shareholders of the Company have advanced funds of $218,000 to the Company. The shareholder loans at July 31, 1998, and advanced since the balance sheet date, have no fixed terms of repayment and therefore are classified as current liabilities in the balance sheet. However, the shareholders have indicated their intent to continue to support the operations of the Company, and to not request repayment of the loans until a profitable level of operations have been achieved.

Effective May 6, 1999, the Company entered into a Securities Purchase Agreement and ancillary agreements with RGC International Investors LDC ("RGC") pursuant to which the Company issued, for cash, a convertible debenture to RGC in the aggregate principal amount of $8,500,000 and warrants to purchase 680,000 shares of the Company's common stock at an exercise price of $8.3475 per share. The convertible debenture is convertible from time to time at RGC's option into shares of common stock of the Company at the lesser of a fixed conversion price or a variable conversion price based on the market price of the common stock at the time of conversion. The debenture includes an investment option, exercisable by RGC at the time of conversion, to acquire a number of additional shares of common stock equal to the number of shares with respect to which RGC is converting the debenture, at an exercise price equal to the conversion price then in effect. The debenture has a three year term, after which any previously unconverted portion is converted automatically into common stock. The debenture may be converted at the option of the Company into convertible preferred shares of the Company (having the same basic terms as the convertible debenture) once the Company's articles of incorporation have been amended to allow for the issuance of the preferred shares. On or about June 9, 1999, the Company mailed to its shareholders an Information Statement concerning this matter, and as majority shareholder approval has already been obtained for the amendment of the Company's articles of incorporation to allow for the issuance of the preferred shares, the Company expects that the convertible debentures will have been converted into convertible preferred shares of the Company by July 31, 1999, the Company's fiscal year-end. Further details on this matter are also available by referring to the Company's Form 8-K filing made May 20, 1999.

On May 18, 1999, the Company fully repaid its $500,000 line of credit, and $48,200 of accrued interest, to Rolling Oaks Enterprises, LLC.

GLOBAL MEDIA CORP.


                           CONSOLIDATED BALANCE SHEETS
                                    Unaudited

        (in US dollars)
                                                              April 30      July 31
                                                                1999         1998
                                                                  $            $
-----------------------------------------------------------------------------------
ASSETS
CURRENT
Cash                                                            85,299       14,996
Accounts receivable                                             28,993          206
Inventory                                                           --        1,992
Prepaid expenses                                                 3,891        8,229
Due from affiliated companies [NOTE 4]                              --       71,065
Income tax recoverable                                           2,531        2,439
-----------------------------------------------------------------------------------
                                                               120,714       98,927
Capital assets [NOTE 6]                                        621,942      172,635
-----------------------------------------------------------------------------------
                                                               742,656      271,562
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

LIABILITIES
CURRENT
Accounts payable and accrued liabilities                       158,704      201,234
Employee withholdings                                           24,747       51,354
Due to affiliated company [NOTE 4]                             137,703       46,284
Note Payable  [NOTE 9]                                         548,200           --
Due to shareholders [NOTE 4]                                   242,536       79,269
-----------------------------------------------------------------------------------
                                                             1,111,890      378,141

SHAREHOLDERS' EQUITY (DEFICIENCY)
Share capital [NOTE 7]                                          12,546       11,892
Additional paid in capital [NOTE 7]                          1,550,771      543,525
Deficit                                                     (1,941,221)    (681,819)
Cumulative translation adjustment                                8,670       19,823
-----------------------------------------------------------------------------------
                                                              (369,234)    (106,579)
-----------------------------------------------------------------------------------
                                                               742,656      271,562
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

GLOBAL MEDIA CORP.


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND COMPREHENSIVE INCOME (LOSS)
                                    Unaudited

         (in US dollars)

                                                          For the 3 Months         For the 9 Months
                                                           Ended April 30            Ended April 30
                                                          ----------------         ----------------
                                                           1999       1998         1999      1998
                                                             $          $            $         $
-----------------------------------------------------------------------------------------------------

REVENUE                                                      --          --           --         --
------------------------------------------------------------------------------------------------------

GENERAL AND ADMINISTRATIVE EXPENSES
Advertising, marketing and investor relations              51,361         505      144,648       3,529
Amortization                                               54,783       5,645       90,060      16,678
Foreign exchange                                            2,921      (3,923)       7,280       7,403
Professional fees                                          61,597      19,112      159,114      86,586
Office and miscellaneous                                   51,831      17,703      114,740      41,708
Travel                                                     41,583       6,655       75,549      15,590
Wages and benefits                                         26,604          --       69,848          --
Stock option compensation expense                              --          --      548,800          --
------------------------------------------------------------------------------------------------------
                                                          290,680      45,697    1,210,039     171,494
Net interest expense and financing fees                    36,814         209       47,283         346
------------------------------------------------------------------------------------------------------
LOSS FROM CONTINUING OPERATIONS                          (327,494)    (45,906)  (1,257,322)   (171,840)
------------------------------------------------------------------------------------------------------
Income (Loss) from operations of discontinued
    call center and satellite businesses [NOTE 3]
             Call center                                       --      82,631           --     146,497
             Satellite                                         --     (27,401)      (2,080)   (204,458)
------------------------------------------------------------------------------------------------------
INCOME (LOSS) RECOVERY FROM DISCONTINUED OPERATIONS            --      55,230       (2,080)    (57,961)
------------------------------------------------------------------------------------------------------
NET AND COMPREHENSIVE INCOME (LOSS) FOR PERIOD           (327,494)      9,324   (1,259,402)   (229,801)
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

Loss per common share from continuing operations            (0.02)      (0.00)       (0.06)      (0.01)
Loss per common share from discontinued operations          (0.00)      (0.00)       (0.00)      (0.00)
------------------------------------------------------------------------------------------------------
LOSS PER COMMON SHARE                                       (0.02)      (0.00)       (0.06)      (0.01)
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
Shares used in the computation of loss per share       20,544,431  19,890,831   20,253,942  19,619,116

SEE ACCOMPANYING NOTES

GLOBAL MEDIA CORP.


                           CONSOLIDATED STATEMENTS OF
                        SHAREHOLDERS' EQUITY (DEFICIENCY)
                                    Unaudited

(in US dollars)

                                            COMMON STOCK        ADDITIONAL   UNISSUED    RETAINED     CUMULATIVE
                                            ------------          PAID-IN      SHARE     EARNINGS    TRANSLATION
                                         SHARES       AMOUNT      CAPITAL     CAPITAL    (DEFICIT)    ADJUSTMENT
                                            #            $           $           $           $            $
---------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1996 [NOTE 7]                  --        --          --           1        14,486        (408)
Common shares issued for cash            11,059,400    11,059     128,641          --            --          --
Unissued common shares [NOTE 7]                  --        --          --     144,000            --          --
Movement on cumulative translation               --        --          --          --            --         385
Loss for the year                                --        --          --          --      (108,999)         --
Dividends declared and paid                      --        --          --          --      (114,632)         --
---------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1997                   11,059,400    11,059     128,641     144,001      (209,145)        (23)
Common shares issued for cash [NOTE 7]      730,533       731     364,536    (144,000)           --          --
Common shares issued for other than
   cash consideration:
   Consideration for shares in
     Westcoast Wireless [NOTES 1 AND 7]   8,000,000         1          --          (1)           --          --
   In kind services                         100,898       101      50,348          --            --          --
Movement on cumulative translation               --        --          --          --            --      19,846
Loss for the year                                --        --          --          --      (472,674)         --
---------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1998                   19,890,831    11,892     543,525          --      (681,819)     19,823
---------------------------------------------------------------------------------------------------------------
Stock options exercised                     653,600       654     326,146
Stock options compensation                                        681,100
Movement on cumulative translation                                                                      (11,153)
Loss for the Period                                                                      (1,259,402)
---------------------------------------------------------------------------------------------------------------
BALANCE, APRIL 30, 1999                  20,544,431    12,546   1,550,771          --    (1,941,221)      8,670
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES

GLOBAL MEDIA CORP.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    Unaudited

(in US dollars)
                                                                          For the 9 Months Ended
                                                                        -------------------------
                                                                         April 30        April 30
                                                                           1999            1998
                                                                             $               $
-------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Loss for the period                                                     (1,259,402)      (229,801)
Items not requiring an outlay of funds
   Interest expense accrued on bridge loan                                  48,200             --
   Share option compensation expense                                       548,800             --
   Share option professional fees expense                                   37,300             --
   Amortization                                                             90,060         16,678
   Services settled through share issuance                                      --         50,449
   Deferred revenue                                                             --        (12,062)
-------------------------------------------------------------------------------------------------
                                                                          (535,042)      (174,736)
Changes in non-cash operating working capital
   Accounts receivable                                                     (28,787)        (2,124)
   Inventory                                                                 1,992          9,275
   Prepaid expenses                                                          4,338        (11,000)
   Income tax recoverable                                                      (92)            --
   Accounts payable and accrued liabilities                                (42,530)        34,387
   Employee withholdings                                                   (26,607)        11,576
   Advances from (to) shareholder                                          163,267        (39,026)
   Advances from affiliated companies                                      162,484          2,329
-------------------------------------------------------------------------------------------------
CASH USED IN OPERATING ACTIVITIES                                         (300,977)      (169,319)
-------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of capital assets                                                (462,463)      (165,414)
-------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                                         (462,463)      (165,414)
-------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Bridge loan                                                                500,000              --
Share subscriptions                                                        326,800        221,267
-------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                                      826,800        221,267
-------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                      6,973          4,422

INCREASE (DECREASE) IN CASH DURING THE PERIOD                               70,303       (109,044)
Cash, beginning of period                                                   14,996        121,890
-------------------------------------------------------------------------------------------------
CASH, END OF PERIOD                                                         85,299         12,846
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Interest - paid                                                              4,190          4,470
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

                     NOTES TO RESTATED FINANCIAL STATEMENTS


1.       NATURE OF BUSINESS AND BASIS OF PRESENTATION

Global Media Corp. (the "Company") was incorporated on April 8, 1997 in the State of Nevada and is headquartered in Nanaimo, B.C., Canada. The Company (through its now-subsidiary Westcoast Wireless Cable Ltd. ("Westcoast Wireless") was originally engaged in the marketing of satellite programming and hardware and later was engaged in the business of providing call center services, both of which lines of business are now discontinued (SEE note 3). In the first quarter of fiscal 1999, the Company adopted an internet-focused business plan. As of April 30, 1999 the Company had not yet commenced revenue generating activities and was engaged primarily in the development of an electronic commerce web site, the development of a broadcast network over the internet, and the development of templates for the application of the e-commerce back-end system to multiple sites on the internet. Subsequent to quarter-end, the e-commerce web site, globalmedia.com, was launched on May 18, 1999.

The accompanying unaudited interim consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America ("GAAP"). All significant intercompany amounts have been eliminated in the consolidation process. The preparation of financial statements in conformity with GAAP requires the Company's management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results may differ from these estimates. In the opinion of management, all adjustments necessary to fairly state the results for the quarters and nine months ended April 30, 1999 and April 30, 1998 have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC. These unaudited interim consolidated financial statements should therefore be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended July 31, 1998.

The results of operations for the quarters and nine months ended April 30, 1999 and 1998 are not necessarily indicative of the results to be expected or anticipated for the full fiscal year.

2.       SIGNIFICANT ACCOUNTING POLICIES

CAPITAL ASSETS AND AMORTIZATION

Capital assets are recorded at cost. Amortization has been calculated using the following methods and rates, except in the year of acquisition when one half of the rate is used.

Communications infrastructure                              3 year straight line
Office furniture and equipment                             20% declining balance
Purchased software, other than for web site development    20% declining balance
Capitalized development costs and purchased
software for web site development                          3 year straight line
Computer equipment                                         30% declining balance
Leasehold improvements                                     5 year straight line

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of the Company's wholly-owned Canadian subsidiaries Westcoast Wireless and Global Media Entertainment Corp. are translated into US dollars at the period-end exchange rate. Income and expense items are translated at average exchange rates prevailing during the fiscal period. The resulting translation adjustments are recorded as a separate component of shareholders' equity.

Monetary assets and liabilities of the Company denominated in a foreign currency are translated into US dollars at period end exchange rates. Other balances are recorded at rates in effect on the dates of the transaction. Exchange gains and losses arising on translation are reflected in net income for the period.

LOSS PER SHARE

The Company has adopted SFAS128, "Earnings per share", in the current year on a retroactive basis. In accordance with Statement 128, basic earnings per share is computed using the weighted average number of common shares outstanding. Diluted earnings per share is computed using the weighted average number of common shares per dilutive common share equivalents outstanding during the period using the treasury stock method. Due to the net loss during the quarter and nine months ended April 30, 1999, the same number of shares were used to compute both basic and fully diluted earnings per share.

3.       DISCONTINUED OPERATIONS

The Company was engaged in providing call center services until the third quarter of fiscal 1999, and Westcoast Wireless was engaged in the marketing of direct-to-home satellite hardware and programming services until the fourth quarter of 1998.

4.       RELATED PARTY TRANSACTIONS

The affiliated companies are related to the Company by virtue of control by an officer of the Company. No related party transactions occurred during the nine months ending April 30, 1999 with the exception of:

     (i) A partial repayment ($71,065) of a shareholder loan, which was used to repay a receivable owed to the Company by an affiliate owned by the same shareholder;

     (ii)  Advances from an affiliated company in the amount of $ 162,484; and,

     (iii) Shareholder loans of $ 242,536.

5.       INCOME TAXES

For financial reporting purposes, a valuation allowance has been established for all deferred tax assets due to the uncertainty of realization. As a result of certain stock transactions, utilization of the Company's net operating loss carryforwards may be subject to limitations in the event that a change in ownership has occurred, as defined in Section 382 of the Internal Revenue Code of 1986, as amended.

6. CAPITAL ASSETS

                                                                     ACCUMULATED        NET BOOK
                                                      COST          AMORTIZATION          VALUE
                                                        $                 $                 $
---------------------------------------------------------------------------------------------------
APRIL 30, 1999
Office furniture and equipment                        22,431             2,696             19,735
Computer equipment                                   134,028            30,728            103,300
Leasehold improvements                                 3,832               762              3,070
Communications infrastructure                         91,146            33,887             57,259
Web site development costs                           402,393            38,420            363,973
Web site purchased software                           24,550             3,068             21,482
Other purchased software                              65,250            12,127             53,123
---------------------------------------------------------------------------------------------------
                                                     743,630           121,688            621,942
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

JULY 31, 1998
Office furniture and equipment                        18,859             4,842             14,018
Computer equipment                                    70,107            13,117             56,990
Leasehold improvements                                 8,594             4,905              3,689
Communications infrastructure                         91,575            17,325             74,250
Web site development costs                                --                --                 --
Web site purchased software                               --                --                 --
Other purchased software                              27,209             3,520             23,689
---------------------------------------------------------------------------------------------------
                                                     216,344            43,709            172,635
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------


7.       SHARE CAPITAL

                                        QUARTER ENDED APRIL 30      YEAR ENDED JULY 31
                                               1999                        1998
                                                #                            #
------------------------------------------------------------------------------------------
AUTHORIZED
Common shares, par value $0.001 each       200,000,000                 200,000,000

ISSUED
Common shares                               20,544,431                  19,890,831
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

STOCK OPTION PLANS

Effective April 8, 1997 the Company adopted the 1997 Directors and Officers Stock Option Plan (the "1997 Plan"). The 1997 Plan is administered by the Board of Directors who have sole discretion and authority to determine individuals eligible for awards under the 1997 Plan. The 1997 Plan provides for issuance of a total of 500,000 options, within a period of 10 years from the effective date. The conditions of exercise of each grant are determined individually by the Board at the time of the grant. No options have been granted under this plan.

Effective August 21, 1998 the Company adopted the 1998 Directors and Officers Stock Option Plan (the "1998 Plan"). The Plan is administered by the Board of Directors who have sole discretion and authority to determine individuals eligible for awards under the 1998 Plan. The 1998 Plan provides for issuance of a total of 1,000,000 options, within a period of 10 years from the effective date. The conditions of exercise of each grant are determined individually by the Board at the time of the grant. 1,000,000 options at an exercise price of $0.50 per share have been granted under this plan. No grants occurred in the quarter ended April 30, 1999. Of these options, 980,000 were granted to directors, officers, employees and inside consultants, and the $548,800 imputed value thereof as calculated pursuant to APB 25 has been charged to compensation expense. The remaining 20,000 were granted to an outside consultant and the $12,600 imputed value thereof as calculated pursuant to FAS 123 has been charged to professional fees expense. SEE Note 12.

Effective March 24, 1999 the Company adopted the 1999 Directors and Officers Stock Option Plan (the "1999 Plan"). The 1999 Plan is administered by the Board of Directors who have sole discretion and authority to determine individuals eligible for awards under the 1999 Plan. The 1999 Plan provides for issuance of a total of 4,000,000 options, within a period of 10 years from the effective date. The conditions of exercise of each grant are determined individually by the Board at the time of the grant. 2,933,000 options at exercise prices of $4.00 have been granted under this plan and all of these grants occurred in the quarter ended April 30, 1999. Of these options, 25,000 were issued to acquire the globalmedia.com domain name and the $95,000 imputed value thereof has been capitalized to web site development costs. Additionally, 10,000 options were issued to an outside consultant and the $24,700 imputed value thereof, as calculated pursuant to FAS 123, has been charged to professional fees expense. SEE Note 12.

As of April 30, 1999, 653,600 options had been exercised under the 1998 Plan and no options had been exercised under the 1999 Plan.

8.       COMMITMENTS AND CONTINGENCIES

The Company entered into a commercial lease for office space effective October 1, 1997 and will pay a total of $52,939 per year until July 31, 2002.

By agreement dated April 20, 1999, as amended on June 4, 1999, the Company entered into an arrangement to engage RealNetworks, Inc. to perform consulting services in connection with the Global Media Broadcast Network project. Under the terms of the agreement, the Company is required to make payments totaling $3,655,000 over the duration of the project with the final payment date projected to be December 21, 1999.

9.       NOTE PAYABLE AND DUE TO SHAREHOLDERS

On November 5, 1998, the Company entered into a bridge loan agreement with Rolling Oaks Enterprises, LLC allowing the Company to draw on a line of credit of up to $500,000, repayable within one year. The interest rate on the credit facility was 24% per annum, with an origination fee of 1% payable on receipt of the funds.

The shareholder loans as of April 30, 1999 had no fixed terms of repayment and therefore are classified as current liabilities on the balance sheet. Subsequent to quarter-end, the Company and the shareholders agreed to settle the loans by way of the issuance of shares, partial repayment and partial conversion to new promissory notes.

10.      SUBSEQUENT EVENTS

Effective May 6, 1999 the Company entered into a Securities Purchase Agreement and ancillary agreements with RGC International Investors LDC ("RGC") pursuant to which the Company issued, for cash, a convertible debenture to Rose Glen in the aggregate principal amount of $8,500,000 and warrants to purchase 680,000 shares of the Company's common stock at an exercise price of $8.4375 per share. The convertible debenture is convertible from time to time at RGC's option into shares of common stock of the Company at the lesser of a fixed conversion price or a variable conversion price based on the market price of the common stock at the time of conversion. The debenture includes an investment option, exercisable by RGC at the time of conversion, to acquire a number of additional shares of common stock equal to the number of shares with respect to which RGC is converting the debenture, at an exercise price equal to the conversion price then in effect. The debenture has a three year term, after which any previously unconverted portion is converted automatically into common stock. The debenture may be converted at the option of the Company into convertible preferred shares of the Company (having the same basic terms as the convertible debenture) once the Company's articles of incorporation have been amended to allow for the issuance of the preferred shares. On or about June 9, 1999 the Company mailed to its shareholders an Information Statement concerning this matter, and as majority shareholder approval has already been obtained for the amendment of the Company's articles of incorporation to allow for the issuance of the preferred shares, the Company expects that the convertible debentures will have been converted into convertible preferred shares of the Company by July 31, 1999, the Company's fiscal year-end. Further details on this matter are also available by referring to the Company's Form 8-K filing made May 20, 1999.

On May 18, 1999 the Company fully repaid its $500,000 line of credit, and $48,200 of accrued interest, to Rolling Oaks Enterprises, LLC.

The Company launched its main e-commerce internet site, globalmedia.com, on May 18, 1999.

11.      RISKS ASSOCIATED WITH THE YEAR 2000

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems since its existing systems correctly define the Year 2000. The Company is in the process of inquiring as to the extent to which its major suppliers' systems (insofar as they relate to the Company's business) are subject to the Year 2000 issue. The Company is currently unable to predict the extent to which the Year 2000 issue will affect its suppliers, or the extent to which it would be vulnerable to its suppliers' failure to remediate any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with the Company's systems could have a material adverse effect on the Company. In addition, historically most of the purchases from the Company will be made with credit cards and the Company's operations may be materially adversely affected to the extent its customers are unable to use their credit cards due to Year 2000 issues that are not rectified by their credit card providers. One further, and more extreme, case may be the failure of the communication mode (telephone, cable or satellite), over the internet, which could significantly impact the Company's ability to generate sales.

12.      RESTATEMENT

Subsequent to the issuance of the Company's financial statements for the quarter ended April 30, 1999, the Company identified accounting issues with regard to its treatment of stock options granted during the first and third quarters of fiscal 1999. SEE Note 7. As a result, the Company has restated its financial statements for the three and nine months ended April 30, 1999. The effects of such restatement, and of the Company's discontinuance of its call center operation (SEE Note 3) are summarized as follows:

                                                          Three months ended   Nine months ended
                                                            April 30, 1999       April 30, 1999
                                                                   $                   $
                                                          --------------------------------------
Net sales before restatement                                            -                  -
Net sales after restatement                                             -                  -

General and administrative expenses before restatement            265,980            623,939
General and administrative expenses after restatement             290,680          1,210,039

Net loss before restatement                                     (302,794)          (673,302)
Net loss after restatement                                      (327,494)        (1,259,402)

Net loss per common share before restatement                       (0.01)             (0.03)
Net loss per common share after restatement                        (0.02)             (0.06)

                                                           At April 30, 1999
                                                                   $
                                                          ----------------------
Capital assets before restatement                                526,942
Capital assets after restatement                                 621,942

Total stockholders' deficit before restatement                 (464,234)
Total stockholders' deficit after restatement                  (369,234)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         LIMITATIONS ON DIRECTORS' LIABILITIES UNDER NEVADA LAW.

         The General Corporation Law of Nevada (the "GCL") permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. Article 11 of the Bylaws of Global Media Corp., Inc. provides that:

         (a) to the full extent of Section 78.751 of the GCL, the Company shall indemnify all persons who may be indemnified pursuant thereto, and that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the GCL from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith; and

         (b) the Company shall pay any expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company; and

         (c) this right of indemnification is a contract right which may be enforced in any manner desired by such person, and is not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provisions of law or otherwise, as well as their rights under Article 11 of the Bylaws of Global Media Corp., Inc.

         Should the indemnified person be successful on the merits, Section
78.751 provides that such person shall be indemnified against expenses incurred by him. In a suit, action or proceeding against such person brought by or on behalf of the corporation in which such person was found to be liable to the corporation, any indemnification must be approved by the court in which such action is brought. Section 78.752 of the GCL empowers corporations to purchase and maintain insurance on behalf of an officer or director of the corporation against any liability, regardless of whether the corporation could indemnify such person against such liabilities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses incurred in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee.

             SEC registration fee...................................     $16,825
             Transfer agent fee.....................................         500
             Printing expenses......................................       8,000
             Legal fees and expenses................................     125,000
             Accounting fees and expenses...........................      30,000
             Blue sky fees and expenses, including legal fees.......      15,000
             Miscellaneous..........................................         500
                                                                        --------
                                                                        --------
                      TOTAL.........................................    $195,825


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         RULE 504 OFFERINGS.

         The Company conducted the following offerings of its common stock to Canadian investors:

- 11,000,000 shares of common stock at $.01 per share in April and May 1997, for $110,000 total offering proceeds, less a commission of $11,000 to the placement agent, and

- 12,000 shares of common stock at $.25 per share in April 1997, for $3,000 total offering proceeds less a commission of $30 to the placement agent, and

- 890,831 shares of common stock at $.50 per share from June to November, 1997, for $415,527 total offering proceeds less a commission of $4,155 to the placement agent.

         Each of these offerings were exempt from registration under the Securities Act in reliance upon Rule 504 of Regulation D as transactions by an issuer not involving a public offering. The recipients of securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or sale in connection with any distribution. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information. The placement agent in each of these offerings was Pacific Rim Investment Inc., a corporation organized under the law of the Pacific island nation Vanuatu.

         SHARE EXCHANGE.

         The Company issued 8 million shares of its common stock to Michael Metcalfe, a Canadian resident, in exchange for all of the outstanding shares of Westcoast Wireless Cable Ltd., pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. See "Certain Transactions." No commissions were paid in connection with the transaction.

         CONVERTIBLE DEBENTURE OFFERING.

         In May 1999, the Company issued a convertible debenture for $8.5 million in principal amount, and warrants to purchase an aggregate of 680,000 shares of common stock to the selling stockholder named in the registration statement. This sale was exempt from registration under Section 4(2) of, or Regulation D under, the Securities Act, and the purchasers represented their intention to acquire the securities for investment only and not with a view to distribution. Appropriate legends disclosing the restricted nature of such securities were affixed to the debenture and warrant certificate. The selling stockholder certified that it is an accredited investor and received adequate information about the Company to make an informed investment decision. The Company paid a $510,000 commission to Broadmark Capital Corporation in connection with this offering.

         In July 1999, the Company exercised its right to convert the debenture into shares of Series A Convertible Preferred Stock and issued the holder of the debenture 8,500 of such shares. Such issuance was exempt from registration under
Section 3(a)(9) of the Securities Act. Appropriate legends disclosing the restricted nature of such securities were affixed to the certificate evidencing the shares of Series A Convertible Preferred Stock.


         SHAREHOLDER LOAN RESTRUCTURE

         On July 26, 1999, we completed a restructure of loans received from Benjamin Metcalfe, and from a company affiliated with Robert Fuller. In that restructure, we issued the following shares of common stock and promissory notes pursuant to the exemption from registration contained in Section 4(2) of the Securities Act:



          - 15,631 shares of common stock and a promissory note for $127,000 in initial principal balance to Benjamin Metcalfe; and


          - 9,217 shares of common stock and a promissory note for $74,886.50 in initial principal balance to Sandcastle Inn Ltd.


ITEM 27.  EXHIBITS.


    EXHIBIT
    NUMBER               DESCRIPTION
        3.1     Articles of Incorporation of the Company as filed on April 8,
                1997, with the Secretary of State of the State of Nevada. (1)

        3.2 Articles of Amendment to the Articles of Incorporation of the Company, authorizing the issuance of preferred stock, as filed on June 30, 1999, with the Secretary of State of the State of Nevada. (8)

        3.3 Certificate of Designation, designating Series A preferred stock, as filed on June 30, 1999, with the Secretary of State of the State of Nevada. (8)

        3.4     Bylaws of the Company. (1)

        4.1     Form of specimen certificate for common stock. (8)

        4.2     Registration Rights Agreement, dated May 6, 1999, between the
                Company and RGC International Investors, LDC. (4)

        5.1     Opinion of Dennis Brovarone, Esq. (9)

        10.1    1997 Stock Option Plan. (1)

        10.2    1998 Stock Option Plan. (2)

        10.3    1999 Stock Option Plan. (3)

        10.4 Offering Sales Agency Agreement, dated April 25, 1997, between the Company and Pacific Rim Investment, Inc. (1)

        10.5 Plan of Reorganization, dated May 20, 1997, between the Company and Westcoast Wireless Cable, Ltd. (1)

        10.6 Secured Promissory Note, dated November, 1998, from the Company to Rolling Oaks Enterprises, LLC. (5)

        10.7 Security Agreement, dated November 30, 1998 from the Company to Rolling Oaks Enterprises, LLC. (5)

        10.8 Securities Purchase Agreement dated May 6, 1999, between the Company and RGC International Investors, LDC. (4)

        10.9    Convertible Debenture, dated May 6, 1999, from the Company to
                RGC International Investors, LDC. (4)

        10.10   Stock Purchase Warrant dated May 6, 1999 from the Company to
                RGC International Investors, LDC. (4)

        10.11 Streaming Media Services Agreement, dated April 19, 1999, between the Company and RealNetworks, Inc. (5) (6)

        10.12   Letter Agreement for consulting services from RealNetworks, Inc.
                to the Company, dated and accepted on April 20, 1999. (7) (6)

        10.13 Letter from RealNetworks, Inc. to the Company, dated and accepted on June 4, 1999, amending the April 20, 1999 letter agreement. (7) (6)

        10.14   Order Fulfillment Agreement, dated May 15, 1999, between the
                Company and i.FILL (a division of Valley Media, Inc.). (6) (8)

        10.15   Drop Ship Agreement, dated May 14, 1999, between the Company and
                Baker & Taylor, Inc. (6) (8)

        10.16 Distribution Agreement, dated May 14, 1999, between the Company and Baker & Taylor, Inc. (6) (8)

        10.17   License Agreement, dated August 7, 1998, between the Company and
                Muze Inc. (6) (8)

        10.18   Loan Restructure and Subscription Agreement, dated July 26,
                1999, between the Company and Benjamin Metcalfe. (9)

        10.19   Loan Restructure and Subscription Agreement, dated July 26,
                1999, between the Company and Sandcastle Inn Ltd.(9)

        10.20   Lease between Thomas Downie Holdings Ltd. and the Company dated
                July 2, 1999 (Vancouver facility).(9)

        21      List of Subsidiaries. (8)

        23.1    Consent of Ernst & Young, LLP. (9)

                                     II-3

        23.2    Consent of Dennis Brovarone, Esq. (included in opinion filed as
                Exhibit 5.1). (9)

        24      Power of Attorney (included on signature page). (8)

        27      Financial Data Schedule. (9)



-----------------
(1) Incorporated by reference to the Company's Form 10-SB Registration Statement filed on December 11, 1997.
(2) Incorporated by reference to the Company's Form S-8 Registration Statement filed on August 21, 1998.
(3) Incorporated by reference to the Company's Form S-8 Registration Statement filed on March 24, 1999.
(4) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 19, 1999.
(5)  Incorporated by reference to the Company's Form 10-QSB filed June 14, 1999.
(6)  Subject to a request for confidential treatment.
(7) Incorporated by reference to the Company's Form 10-QSB/A for the quarter ended April 30, 1999, filed on June 30, 1999.
(8) Incorporated by reference to the Company's Form SB-2 Registration Statement filed on July 30, 1999.
(9)  Filed with this Amendment No. 1 to Form SB-2 Registration Statement.



ITEM 28.  UNDERTAKINGS.

         RULE 415 OFFERINGS.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

         2. That, for determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         REQUEST FOR ACCELERATION OF EFFECTIVE DATE UNDER RULE 461 OF THE SECURITIES ACT.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 24, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, GLOBAL MEDIA CORP. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on August 19, 1999.



                                             GLOBAL MEDIA CORP.



                                             By   /s/ Robert Fuller
                                                ------------------------------
                                             Name:  Robert Fuller
                                             Title: Chief Executive Officer





         In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on August 19, 1999.



         SIGNATURE                         TITLE
         ---------                         -----


         /s/ Michael Metcalfe
         ----------------------------
         Michael Metcalfe                  Chairman of the Board and President


         /s/ Robert Fuller
         ----------------------------
         Robert Fuller                     Director and Chief Executive Officer
                                           (Principal Executive Officer)


         /s/ Winston V. Barta
         ----------------------------
         Winston V. Barta                  Director, Vice President of Marketing
                                           and Business Development, and Secretary


         /s/ L. James Porter
         ----------------------------
         L. James Porter                   Chief Financial Officer (Principal
                                           Accounting Officer)


         /s/ Jack MacDonald*
         ----------------------------
         Jack MacDonald                    Director


         /s/ Barr Potter*
         ----------------------------
         Barr Potter                       Director


         *By /s/ Robert Fuller
             ------------------------
               Robert Fuller

                                     II-5

               (Attorney-in-Fact)

                                INDEX TO EXHIBITS


    EXHIBIT
    NUMBER               DESCRIPTION
   --------              -----------
        3.1     Articles of Incorporation of the Company as filed on April 8,
                1997, with the Secretary of State of the State of Nevada. (1)

        3.2 Articles of Amendment to the Articles of Incorporation of the Company, authorizing the issuance of preferred stock, as filed on June 30, 1999, with the Secretary of State of the State of Nevada. (8)

        3.3 Certificate of Designation, designating Series A preferred stock, as filed on June 30, 1999, with the Secretary of State of the State of Nevada. (8)

        3.4     Bylaws of the Company. (1)

        4.1     Form of specimen certificate for common stock. (8)

        4.2     Registration Rights Agreement, dated May 6, 1999, between the
                Company and RGC International Investors, LDC. (4)

        5.1     Opinion of Dennis Brovarone, Esq. (9)

        10.1    1997 Stock Option Plan. (1)

        10.2    1998 Stock Option Plan. (2)

        10.3    1999 Stock Option Plan. (3)

        10.4 Offering Sales Agency Agreement, dated April 25, 1997, between the Company and Pacific Rim Investment, Inc. (1)

        10.5 Plan of Reorganization, dated May 20, 1997, between the Company and Westcoast Wireless Cable, Ltd. (1)

        10.6 Secured Promissory Note, dated November, 1998, from the Company to Rolling Oaks Enterprises, LLC. (5)

        10.7    Security Agreement, dated November 30, 1998 from the Company to
                Rolling Oaks Enterprises, LLC. (5)

        10.8    Securities Purchase Agreement dated May 6, 1999, between the
                Company and RGC International Investors, LDC. (4)

        10.9    Convertible Debenture, dated May 6, 1999, from the Company to
                RGC International Investors, LDC. (4)

        10.10   Stock Purchase Warrant dated May 6, 1999 from the Company to RGC
                International Investors, LDC. (4)

        10.11 Streaming Media Services Agreement, dated April 19, 1999, between the Company and RealNetworks, Inc. (5) (6)

        10.12   Letter Agreement for consulting services from RealNetworks, Inc.
                to the Company, dated and accepted on April 20, 1999. (7) (6)

        10.13 Letter from RealNetworks, Inc. to the Company, dated and accepted on June 4, 1999, amending the April 20, 1999 letter agreement. (7) (6)

        10.14   Order Fulfillment Agreement, dated May 15, 1999, between the
                Company and i.FILL (a division of Valley Media, Inc.). (6) (8)

        10.15   Drop Ship Agreement, dated May 14, 1999, between the Company and
                Baker & Taylor, Inc. (6) (8)

        10.16 Distribution Agreement, dated May 14, 1999, between the Company and Baker & Taylor, Inc. (6) (8)

        10.17   License Agreement, dated August 7, 1998, between the Company and
                Muze Inc. (6) (8)

        10.18   Loan Restructure and Subscription Agreement, dated July 26,
                1999, between the Company and Benjamin Metcalfe. (9)

        10.19   Loan Restructure and Subscription Agreement, dated July 26,
                1999, between the Company and Sandcastle Inn Ltd.(9)

        10.20   Lease between Thomas Downie Holdings Ltd. and the Company dated
                July 2, 1999 (Vancouver facility).(9)

        21      List of Subsidiaries. (8)

        23.1    Consent of Ernst & Young, LLP. (9)

        23.2    Consent of Dennis Brovarone, Esq. (included in opinion filed as
                Exhibit 5.1). (9)

        24      Power of Attorney (included on signature page). (8)

        27      Financial Data Schedule. (9)



-----------------
(1) Incorporated by reference to the Company's Form 10-SB Registration Statement filed on December 11, 1997.
(2) Incorporated by reference to the Company's Form S-8 Registration Statement filed on August 21, 1998.
(3) Incorporated by reference to the Company's Form S-8 Registration Statement filed on March 24, 1999.
(4) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 19, 1999.
(5)  Incorporated by reference to the Company's Form 10-QSB filed June 14, 1999.
(6)  Subject to a request for confidential treatment.
(7) Incorporated by reference to the Company's Form 10-QSB/A for the quarter ended April 30, 1999, filed on June 30, 1999.
(8) Incorporated by reference to the Company's Form SB-2 Registration Statement filed on July 30, 1999.
(9)  Filed with this Amendment No. 1 to Form SB-2 Registration Statement.



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